Exhibit 10.3

PRODUCT ACQUISITION AND LICENSE AGREEMENT
(Adderall®)

BY AND AMONG

SHIRE LLC,

SHIRE PLC

AND

DURAMED PHARMACEUTICALS, INC.

DATED AS OF AUGUST 14, 2006

ARTICLE 1	DEFINITION	1
ARTICLE 2	SALE OF ASSETS, LICENSES AND CLOSING	6
2.1	Sale of Assets	6
2.2	Licenses and Other Rights	8
2.3	[*]	8
2.4	Assumed Liabilities	8
2.5	Purchase Price	9
2.6	Independence of Purchase Price Obligation	9
2.7	Closing	9
2.8	Allocation of Purchase Price	9
2.9	Delivery of Purchased Assets	10
ARTICLE 3	REGULATORY MATTERS	10
3.1	Filings with Regulatory Authorities Regarding Transfer of Registrations	10
3.2	Responsibility for the Product	10
3.3	Marketing Activities	11
3.4	Right of Reference	11
ARTICLE 4	REPRESENTATIONS AND WARRANTIES	11
4.1	Representations and Warranties of Shire	11
4.2	Disclaimer of Warranties	14
4.3	Representations and Warranties of Duramed	14
4.4	Survival of Representations/Warranties	15
4.5	Brokers	15
ARTICLE 5	CONDITIONS TO CLOSING	16
5.1	Conditions to Obligations of Duramed	16
5.2	Conditions to Obligations of Shire	16
ARTICLE 6	COVENANTS	17
6.1	HSR Filing	17
6.2	Conduct of the Business Until Closing	18
6.3	Post-Closing Orders and Payments	18
6.4	Right to Investigate	18
6.5	Retention of Records	19
6.6	Non-Solicitation	19
6.7	Managed Markets	19

i

6.8	Returns	20
6.9	Certain Sales	21
ARTICLE 7	INDEMNIFICATION	21
7.1	Indemnification by Shire	21
7.2	Indemnification by Duramed	21
7.3	Limitation of Liability	22
7.4	No Consequential Damages	22
7.5	Procedures for Indemnification for Third Party Claims	23
7.6	Losses That Are Not Third Party Claims	24
7.7	Termination of Indemnification Obligations	24
7.8	Other Matters	24
7.9	Other Limitations	25
7.10	Exclusive Remedy	25
7.11	Net Losses and Subrogation	26
ARTICLE 8	TERMINATION	26
8.1	Termination Prior to Closing	26
8.2	Effect of Termination Prior to Closing	27
ARTICLE 9	PATENT PROSECUTION, MAINTENANCE AND
	ENFORCEMENT	27
9.1	Discretionary Duty to Maintain	27
9.2	Abandonment of Maintenance by Shire	27
9.3	Patent Marking	27
9.4	Suits for Infringement of the Licensed Patents	27
ARTICLE 10	DISPUTE RESOLUTION	28
10.1	Disputes	28
10.2	Litigation	28
10.3	Injunctive Relief	28
ARTICLE 11	GENERAL PROVISIONS	28
11.1	Payment of Transaction Expenses	28
11.2	Access to Information Post-Closing	28
11.3	Notices	29
11.4	Entire Agreement; Amendment	30
11.5	Assignment	30

ii

11.6	Headings	30
11.7	Independent Parties	30
11.8	No Waiver	30
11.9	Severability	30
11.10	Counterparts	31
11.11	No Third Party Beneficiaries	31
11.12	Further Actions	31
11.13	No Strict Construction	31
11.14	Public Disclosure	31
11.15	Bulk Sales Laws	31

iii

PRODUCT ACQUISITION AND LICENSE AGREEMENT

     THIS PRODUCT ACQUISITION AND LICENSE AGREEMENT is dated as of August 14, 2006, by and among Shire LLC, a Kentucky limited liability company (together with its Affiliates, “Shire”), Shire plc a British public limited company, and Duramed Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“Duramed”). Shire and Duramed are sometimes referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

     WHEREAS, Shire is in the business of formulating, manufacturing, marketing and distributing the pharmaceutical product known as Adderall IR®;

     WHEREAS, Shire owns the pharmaceutical product known as Adderall IR® and all the assets relating to the Adderall Business; and

     WHEREAS, Shire desires to sell, transfer, convey and license to Duramed, and Duramed desires to purchase, acquire and license from Shire, certain rights to the Adderall IR® product and certain assets relating to the Adderall Business, and Duramed wishes to assume certain liabilities relating to such product, all on the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE
1 DEFINITIONS

     The following terms shall have the following meanings as used in this Agreement:

     1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

     1.2 “Adderall Business” means the business of formulating, manufacturing, and distributing the pharmaceutical product known as Adderall IR®; provided, however, that the Adderall Business shall not include any Adderall product other than the Product, including Adderall XR or [SPD465].

     1.3 “Adderall XR” means the extended release mixed amphetamine pharmaceutical product currently sold under NDA #21-303.

     1.4 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (c) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction of the equity having the power to vote in the election of directors or to direct the management and policies of such Person.

     1.5 “Agreement” means this Agreement and all exhibits and schedules attached hereto.

     1.6 “Books and Records” means all books, records, manuals and other materials (in any form or medium) relating primarily to the Purchased Assets or the Adderall Business, including all records and materials maintained at the headquarters of Shire, advertising matter, catalogues, price lists (including any pricing for the Product made available to any Federal, State or local authorities), correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, accounting records, and sales order files.

     1.7 “Business Day” means any day except a Saturday, Sunday or a day on which a commercial bank in New York, New York is authorized to close.

     1.8 “Duramed Labeled Product” means Product sold or distributed after the Closing by or on behalf of Duramed bearing the NDC number of Duramed or any of its Affiliates.

     1.9 “Duramed Material Adverse Effect” means any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, has or is reasonably likely to have, a material adverse effect on the ability of Duramed to consummate the transactions contemplated by this Agreement, including the ability to pay the Purchase Price when due.

     1.10 “Contract” means any agreement, contract, commitment or other instrument or arrangements (whether written or oral) (x) by which any of the Purchased Assets are bound or affected or (y) to which Shire is bound relating to the Purchased Assets, in each case as amended, supplemented, waived or otherwise modified.

     1.11 “Excluded Intellectual Property” means the (a) Shire Trademark, (b) Product Trademark, (c) Licensed Patents, (d) Product Trade Dress, and (e) Intellectual Property that does not primarily relate to the Product.

     1.12 “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

     1.13 “Finished Goods” means a manufactured Product packaged and ready for sale to the ultimate customer in the Territory.

     1.14 “Governmental Authority” means any federal, state, local or other government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality having jurisdiction in the Territory.

     1.15 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.16 “Intellectual Property” means all (a) Patents, (b) mask works and copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof, (c) trademark registrations and applications for registration thereof, (d) trade secrets, know-how and other confidential or proprietary technical, business and other information, and all rights in any jurisdiction to limit the use or disclosure thereof, and (e) rights to sue and recover damages or obtain injunctive relief for past and future infringement, dilution, misappropriation, violation or breach thereof; in each case, solely to the extent the foregoing relates to the Territory.

     1.17 “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any laws, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

     1.18 “Licensed Patents” mean the Patent(s) listed in Schedule 1.18.

     1.19 “Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, , whether arising by Contract or otherwise.

     1.20 “Losses” means any and all Liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

     1.21 “NDA” means a New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) submitted to the FDA or any successor application or procedure.

     1.22 “Patents” means all patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain patents and registrations thereto.

     1.23 “Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Shire’s books or (ii) Liens that, individually and in the aggregate, do not restrict, hinder, or otherwise encumber or impair the ownership of or right to use the Purchased Assets or sell of Product.

     1.24 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

     1.25 “Pharmacovigilance Agreement” means the Pharmacovigilance Agreement to be executed at Closing by Shire and Duramed substantially in the form attached hereto as Exhibit A.

     1.26 “Product” means the pharmaceutical product in all dosage forms identified in NDA #11-522.

     1.27 “Product Domain Name” means the domain name “adderall.com” and all other domain names that include “Adderall” in any manner or form and that are owned or registered by Shire.

     1.28 “Product Material Adverse Effect” means any adverse event, circumstance, fact, condition or effect that is materially adverse to the operations or results of operation, properties or prospects of the Adderall Business, the Purchased Assets, the Licenses, or the Product Trademark, other than any event, change, circumstance or effect relating to (a) the economy of the United States in general, (b) in general to the industries in which the Product is sold and not specifically relating to the Product, or (c) changes, circumstances and effects relating to the announcement of the transactions contemplated by this Agreement.

     1.29 “Product NDA” means NDA #11-522, and any and all supplements or amendments filed pursuant to FDA requirements.

     1.30 “Product Trade Dress” means the tablet logo, including the lettering of the Product name and, specifically, the letters “AD”, the size, shape and color of the tablet, together with all other features that are intrinsic to the tablet as currently marketed and sold, provided that Product Trade Dress does not include any packaging associated with the sale, marketing or distribution of the Product.

     1.31 “Product Trademark” means the trademark, trade names, brand names, including all registrations and applications for registration thereof and all renewals, modifications and extensions thereof, listed on Schedule 1.31, used by Shire or its Affiliates in connection with the manufacture, marketing, sale and distribution of the Product, and any rights existing under common law relating thereto.

     1.32 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations, approvals, permits, consents (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the development (including the conduct of clinical trials), distribution, marketing, promotion, offer for sale, use, import, export or sale of Product in the Territory.

     1.33 “Regulatory Authority” means any national (e.g., the FDA), regional, state or local regulatory agency, department, bureau, commission, council, court or other Governmental Authority in the Territory.

     1.34 “Settlement Agreement” means that certain Settlement Agreement, dated as of August 14, 2006, by and between the Parties.

     1.35 “Shire Labeled Product” means Product bearing the NDC number of Shire or any of its Affiliates.

     1.36 “Shire Trademark” means the “Shire” name or any variation thereof and, other than the Product Trade Dress, the Product Trademark and the Product Domain Name, all trademarks, trade names, brand names, trade dress, logo types, symbols, domain names (including registrations and applications for registration thereof and all renewals, modifications and extensions thereof) used by Shire or its Affiliates in connection with the manufacture, marketing, sale and distribution of their products.

     1.37 “Supply Agreement” means the Supply Agreement to be executed at Closing by Shire or its Affiliate and Duramed for the supply of Product, in substantially the form attached hereto as Exhibit C.

     1.38 “Survival Period” means the period of survival of representations and warranties as set forth in Section 4.4.

     1.39 “Taxes” (and with correlative meaning, “Tax,” “Taxes,” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

     1.40 “Technical Data” means all technical, scientific, chemical, biological, pharmacological, and toxicological data generated primarily for the Product.

     1.41 “Territory” means the United States and the states, territories, possessions and protectorates thereof, the District of Columbia and the Commonwealth of Puerto Rico.

     1.42 “Trademark License Agreement” means the Trademark License Agreement to be executed at Closing by Shire or its Affiliate and Duramed relating to the use of the Product Trademark, in substantially the form attached hereto as Exhibit B.

Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) “including” shall be deemed followed by “without limitation”, “but not limited to” or words of similar meaning; and (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Acquisition Transaction	Section 6.6 (b)
AMP	Section 6.7 (b)
Assumed Liabilities	Section 2.4 (a)
Chargeback Contracts	Section 6.7 (e)
Chargebacks	Section 6.7 (a)
Closing	Section 2.7 (a)
Closing Date	Section 2.7 (a)
Duramed	Preamble
Duramed Disclosure Schedule	Section 4.3
Defaulting Party	Section 8.1 (c)
DMFs	Section 3.4
Excluded Assets	Section 2.1 (c)
FDA Letter	Section 3.1
Financial Information	Section 4.1 (d)
General Assignment and Assumption	Section 2.7 (c)
Indemnitee	Section 7.5 (a)
Indemnitor	Section 7.5 (a)
Licenses	Section 2.2 (a)
Managed Market Activities	Section 6.7 (a)
Parties	Preamble
Party	Preamble
Purchase Price	Section 2.5
Purchased Assets	Section 2.1 (a)
Rebate Contracts	Section 6.7 (d)
Rebates	Section 6.7 (a)
Representatives	Section 10.1
Retained Liabilities	Section 2.4 (b)
SEC	Section 11.14 (a)
Shire	Preamble
Shire Disclosure Schedule	Section 4.1
Third Party Claim	Section 7.5 (a)
Transaction Agreements	Section 11.4

ARTICLE 2
SALE OF ASSETS, LICENSES AND CLOSING

     2.1 Sale of Assets.

          (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Shire will, and will cause its Affiliates to, sell, assign, convey and transfer to Duramed, and Duramed will purchase and accept from Shire and its Affiliates, all of Shire’s and its Affiliates’ right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

               (i) the Product NDA;

               (ii) the Book and Records; provided that any lists included therein may be redacted as necessary to conceal information pertaining to products other than the Product;

               (iii) the Technical Data;

               (iv) all unfulfilled customer orders for the Product arising in the Territory as of the Closing Date (a list of such orders to be provided to Duramed on or prior to the Closing) and any future customer orders received by Shire for the Product;

               (v) to the extent their transfer is permitted by law, all Regulatory Approvals, including all applications therefor;

               (vi) all refunds or credit of Taxes relating to the foregoing attributable to any period following the Closing;

               (vii) any guarantees, warranties, indemnities and similar rights in favor of Shire or its Affiliates with respect to any of the foregoing; and

               (viii) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Shire or its Affiliates with respect to the Adderall Business or the ownership, use, function or value of any of the foregoing, whether arising by way of counterclaim or otherwise.

          (b) Notwithstanding Section 2.1(a) above, the transfer of the Product NDA shall occur in accordance with the provisions of Article 3.

          (c) For purposes of clarification, the Purchased Assets shall not include any assets, rights or interests other than those specifically listed or described in Section 2.1(a) . Without limiting the generality of the foregoing, the Parties agree and acknowledge that the Purchased Assets shall not include: (i) the Excluded Intellectual Property, (ii) any and all NDAs or other product approvals and Technical Data related to Adderall XR or anything else related to the approval, sale, marketing or manufacturing of Adderall XR, (iii) any Adderall product other than the Product, and (iv) any plant, real property, equipment, accounts receivable, cash and cash equivalents, employees or any refund or credit of Taxes attributable to any period of time prior to the Closing Date (collectively, the “Excluded Assets”). Duramed acknowledges and agrees that Shire may retain a copy of all or part of the Books and Records that it delivers to Duramed under Section 2.1(a)(ii) for use with products of Shire or its Affiliates other than the Product or to the extent required under applicable law provided that the copy of the Books and Records so retained shall be treated as Duramed’s confidential information.

     2.2 Licenses and Other Rights.

          (a) Subject to the terms and conditions of this Agreement, Shire hereby grants, or shall cause its Affiliates to grant, to Duramed the following licenses (collectively, the “Licenses”):

               (i) a worldwide, irrevocable, perpetual, fully-paid, exclusive (even as to Shire) right and license, with the right to sublicense under the Licensed Patents, to use, market, have marketed, offer for sale, import for sale, sell and have sold Products in the Territory;

               (ii) an irrevocable, fully-paid, perpetual, exclusive (even as to Shire) right and license under the Product Trade Dress solely to the extent necessary for Duramed to distribute, market and sell the Product in the Territory.

          (b) With respect to this Agreement, any Intellectual Property or other rights of Shire not expressly granted to Duramed under the provisions of this Agreement shall be retained by Shire, including the right to conduct such studies and clinical trials within and without the Territory as may be necessary or useful for Shire to obtain Regulatory Approvals solely for the purpose of selling products other than Product.

     2.3 [*]. From and after the Closing Date, Shire [*] Duramed or its Affiliates [*] Duramed’s [*] Product in the Territory on the basis that such [*] Shire or of [*] as of the Closing Date or [*].

     2.4 Assumed Liabilities.

          (a) As of the Closing Date, Duramed shall assume, be responsible for and pay, perform and discharge when due the following (collectively, the “Assumed Liabilities”):

               (i) any Liabilities arising from the sale of any Product after the Closing Date, including any product liability, breach of warranty, Patent or trademark infringement claim, or any other action or claim (excluding any Liabilities relating to voluntary or involuntary recalls of Shire Labeled Product, or any Liabilities of Shire under the Supply Agreement) brought, asserted or filed by any third party or Regulatory Authority;

               (ii) any Liabilities arising after the Closing Date relating to the Purchased Assets;

               (iii) subject to Section 6.7, all Medicare, Medicaid and state program rebates in connection with Duramed Labeled Product sold after the Closing Date;

               (iv) subject to Section 6.7, all chargebacks, rebates or any other post-sale rebates, refunds, price adjustments and other similar payments, credits or liabilities in connection with the Duramed Labeled Product, sold after the Closing Date; and

               (v) subject to Section 6.7, credits, utilization based rebates, reimbursements, and similar payments to buying groups, insurers and other institutions in connection with Duramed Labeled Product sold after the Closing Date.

          (b) Notwithstanding any provision hereof or any schedule or exhibit hereto or thereto, and regardless of any disclosure to Duramed, Duramed shall not assume any liabilities, obligations or commitments of Shire other than the Assumed Liabilities, including such liabilities relating to or arising out of the ownership of the Purchased Assets on or prior to the Closing (the “Retained Liabilities”).

     2.5 Purchase Price. Subject to the terms and conditions set forth herein, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets and the Licenses, and as consideration for the execution and delivery of the Trademark License Agreement, Duramed will pay to Shire a cash payment of Sixty-Three Million Dollars ($63,000,000), in the manner described in Section 2.7(b), (the “Purchase Price”).

     2.6 Independence of Purchase Price Obligation. All payments made or to be made by Duramed to Shire in respect of Purchase Price shall be non-refundable and independent of any obligations that Shire or its Affiliates may have to Duramed under any other agreement.

     2.7 Closing.

          (a) The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP in Princeton, New Jersey at 10:00 A.M. Eastern Time on the third (3rd) Business Day following the satisfaction or waiver of all conditions or obligations of the Parties set forth in Sections 5.1 and 5.2, or at such other time, date and place as Duramed and Shire agree. The actual date of the Closing is referred to as the “Closing Date.”

          (b) At the Closing, Duramed will pay the Purchase Price in full in cash without any deductions or offsets by wire transfer of immediately available funds to a bank account or accounts to be designated by Shire prior to Closing.

          (c) At the Closing, Shire will assign and transfer to Duramed all of Shire’s right, title and interest in and to the Purchased Assets, by delivery of a general assignment, assumption and bill of sale in the form of Exhibit D (the “General Assignment and Assumption”) or any other bill of sale or assignment documents reasonably requested by Duramed.

          (d) At the Closing, Duramed will assume from Shire the due payment, performance and discharge of the Assumed Liabilities by delivery of the General Assignment and Assumption.

          (e) At or prior to the Closing, the Parties shall execute and deliver to one another the agreements listed in Sections 5.1(h) and 5.2(h) .

     2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets, the Licenses, the Trademark License Agreement and the Supply Agreement as set forth on Schedule 2.8 hereto. Duramed and Shire agree to report the sale and purchase of the Purchased Assets, and the rights granted or assets transferred under the Licenses and the Trademark License Agreement for Tax purposes in accordance with the allocations set forth on Schedule 2.8 hereto, or as otherwise agreed to at a later date by the Parties if such Schedule is not attached as of the Closing Date.

     2.9 Delivery of Purchased Assets. At the Closing or as soon as possible thereafter, Shire shall deliver to Duramed, all of the Purchased Assets. Following the Closing, Shire shall reasonably cooperate with Duramed and grant to Duramed and its employees, attorneys, accountants, officers, representatives, and agents, reasonable access to Shire’s personnel to fully transfer and disclose to Duramed all of the Purchase Assets.

ARTICLE 3
REGULATORY MATTERS

     3.1 Filings with Regulatory Authorities Regarding Transfer of Registrations. Prior to Closing, Shire and Duramed will establish a mutually acceptable and prompt communication and interaction process to ensure to Duramed the prompt and orderly transfer of the Product NDA. Promptly after Closing, the Parties shall file with the FDA and any other relevant Regulatory Authorities all information required in order to transfer the Product NDA from Shire to Duramed, including the letter to the FDA authorizing the transfer in the form attached hereto as Exhibit E (the “FDA Letter”). Where required, Duramed shall also promptly file an application or license variation to Regulatory Authorities or other government/health agencies. Shire shall file the information required of a former owner, and Duramed shall file the information required of a new owner, at each Party’s own expense. Both Duramed and Shire also agree to use all commercially reasonable efforts to take any actions required by the Regulatory Authorities or other government/health agencies to effect the transfer of the Product NDA from Shire to Duramed, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of Product NDA at Duramed’s expense. The Parties agree to use all commercially reasonable efforts to complete the filing of the transfer of the Product Registrations within [*] from the Closing Date. Shire may retain an archival copy of the Product Registrations, including supplements and records that are required to be kept under 21 C.F.R. §314.81, but such retention shall not be deemed a license to Shire of such information nor be deemed to constitute any Shire ownership interest therein.

     3.2 Responsibility for the Product. From and after the Closing Date, and in no event later than the effective date of the transfer to Duramed of the applicable NDA, Duramed shall assume all regulatory responsibilities under applicable laws in connection with the Product and the Product NDA, including (a) responding to all medical inquiries, (b) responsibility for reporting any adverse drug events in connection with the Product, (c) responsibility for compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time, and (d) responsibility for any and all fee obligations for holders or owners of approved NDAs and Regulatory Approvals relating to the Product, including those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time. In connection therewith, Shire shall promptly after Closing deliver to Duramed all records, documentation and other information that Shire has prepared or has had prepared regarding the development, efficacy, safety and legal compliance of the Product, including all correspondence with Regulatory Authorities or other government/health agencies related to the Product. Shire acknowledges that pursuant to the terms of the Pharmacovigilance Agreement, Shire shall be responsible for compliance with certain of the foregoing obligations following the Closing. Without limiting Shire’s obligations under the Pharmacovigilance Agreement, Shire shall cooperate with Duramed following the Closing to provide reasonable assistance in connection with Duramed’s regulatory obligations related to the Product for a period of [*].

     3.3 Marketing Activities. Immediately following the Closing, Shire and Duramed shall send correspondence to each customer and supplier of the Product, and any other relevant third party agreed to by Shire and Duramed, informing each such party of the sale and transfer of the Product to Duramed, in substantially the form attached hereto as Exhibit F.

     3.4 Right of Reference. Duramed shall grant Shire a right of cross-reference or right of reference, including as that term is defined in 21 C.F.R. Section 314.3(b), to all existing Regulatory Approvals, Drug Master Files (“DMFs”), and other regulatory submissions relating to the Product. At Shire’s request [*], Duramed shall provide a copy of any regulatory application or file relating to Product that is the subject of a right of cross-reference or right of reference pursuant to this Section.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Shire. Shire represents and warrants to Duramed solely as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Shire to Duramed and dated as of the date hereof (the “Shire Disclosure Schedule”) as follows:

          (a) Organization and Standing. Shire is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full corporate power and authority to carry on the Adderall Business and to own or lease and to operate its properties in the places where such business is conducted and such properties are owned, leased or operated.

          (b) Power and Authority. Shire has all requisite corporate power and authority to execute, deliver, and perform this Agreement, and the other Transaction Agreements, and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto, and to consummate the transactions contemplated herein and therein.

          (c) No Conflicts. The execution, delivery and performance by Shire of this Agreement and the other Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any applicable law, (ii) the certificate of incorporation or by-laws or other organizational documents of Shire, or (iii) any Contract or other contract, agreement, instrument, judgment, order or decree to which Shire is a party or by which Shire may be bound or affected.

          (d) Financial Information. Shire has provided to Duramed [*], and for the [*] (“Financial Information”). Such information was derived from the books and records of Shire and was prepared by Shire in good faith and fairly presents, in all material respects, the sales of Product in the Territory for the periods shown. No representations or warranties whatsoever are made with respect to any financial projections.

          (e) Corporate Action; Binding Effect. Shire has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement, the other Transaction Agreements, and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Shire and constitutes, and the other Transaction Agreements and the other agreements and instruments contemplated hereby and thereby when duly executed and delivered by Shire will constitute, legal, valid, and binding obligations of Shire enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

          (f) Consents. No consent or approval of, or filing with or notice to, any Regulatory Authority or Governmental Authority is required or necessary to be obtained by Shire or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby and thereby, except (i) in connection with the transfer of the Product Registrations, (ii) the notification requirements of the HSR Act, or (iii) as relates solely to Duramed.

          (g) Assets.

          (i) Shire or one of its Affiliates owns and has good and marketable title to all the Purchased Assets, in each case free and clear of any and all Liens other than Permitted Liens.

               (ii) Except for Excluded Assets, there are no assets or properties used in the operation of the Adderall Business and owned by any Person other than Shire that will not be sold or licensed to Duramed hereunder. The Purchased Assets [*] for the [*] or are [*], and [*] and, [*] Shire [*] the Purchased Assets [*] or in the [*] with the [*].

          (a) Litigation or Disputes. Except as set forth on Schedule 4.1(h), there is no claim, action, suit, demand, citation, grievance, subpoena, inquiry, proceeding, investigation, or arbitration relating to the Product, the Purchased Assets or the Adderall Business pending or, to Shire’s knowledge, threatened against Shire or any of its Affiliates by or before any Regulatory Authority, federal, state, or other governmental court, department, commission, or board (whether domestic or foreign). Except as set forth on Schedule 4.1(h), there is not currently outstanding against Shire or any of its Affiliates any judgment, decree, injunction, rule or order of any Regulatory Authority or Governmental Authority relating to the Purchased Assets or the Adderall Business.

          (i) Licensed Patents, Technical Data and Other Intellectual Property.

               (i) Shire owns or has the lawful right and license to use the Licensed Patents.

               (ii) Shire has not received any written notice, and Shire otherwise has no knowledge of, the infringement by any Person of any Licensed Patent or the Technical Data.

               (iii) Shire owns all of the Technical Data. The Technical Data contains all of the technical, scientific, chemical, biological, pharmacological and toxicological data generated by Shire for the Product.

               (iv) Shire has the full right, power and authority to grant the Licenses as described herein.

               (v) The Licensed Patents have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and the Canadian Intellectual Property Office.

               (vi) No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of Shire, threatened, which (i) challenges the rights of Shire in respect of the Licensed Patents, Technical Data, Product Trademark or Product Trade Dress or (ii) asserts that Shire or any of its Affiliates is infringing, or is otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any such Intellectual Property of any third party. None of the Licensed Patents, Technical Data, Product Trademark or Product Trade Dress is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency. To Shire’s knowledge, the sale of the Product does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property.

          (j) Compliance with Laws. Shire has conducted its operations in connection with the Purchased Assets and the manufacture and sale of the Product in the Territory in material compliance with all applicable laws. Except as set forth on Schedule 4.1(j), Shire has not received any written notice of violation of any applicable law from any Regulatory Authority or Governmental Authority relating to the Adderall Business, the Purchased Assets or the Product within the past [*].

          (k) Regulatory Issues. Except as set forth in Schedule 4.1(k), during the [*] prior to the date of this Agreement, with respect to the Product in the Territory, the Purchased Assets or the Adderall Business, neither Shire nor any of its Affiliates has received or been subject to (i) any FDA Form 483’s relating to the Product, (ii) any FDA Notices of Adverse Findings relating to the Product, or (iii) any warning letters or other written correspondence from the FDA or any other Regulatory Authority concerning the Product in which the FDA or such other Regulatory Authority asserted that the operations of Shire were not in compliance with applicable law, with respect to the Product or the Adderall Business. Except as discussed in Schedule 4.1(k) or as would not have a Product Material Adverse Effect, during the last [*] there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of Shire concerning the Product, any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Product or the Technical Data.

          (l) Product Warranties. Except for warranties arising solely pursuant to applicable law, (i) Shire has not made any warranties express or implied, written or oral, to any third party with respect to the Product and (ii) there are no pending or threatened claims with respect to any such warranty, and except for the warranties arising solely pursuant to applicable law, Shire has no any liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

          (m) Taxes. There are no Liens for Taxes upon the Purchased Assets or the rights granted under the Licenses except for Permitted Liens. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168 of the Code.

          (n) Other. In the past [*], to Shire’s knowledge (i) there has not been a Product Material Adverse Effect that is not otherwise generally known to the public, and (ii) the Product has been distributed by Shire only in the United States.

     4.2 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SHIRE PROVIDES THE PURCHASED ASSETS AND LICENSES “AS IS” AND SHIRE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PURCHASED ASSETS AND THE LICENSES, INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     4.3 Representations and Warranties of Duramed. Duramed represents and warrants to Shire, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Duramed to Shire and dated as of the date hereof (the “Duramed Disclosure Schedule”), as follows:

          (a) Organization and Standing. Duramed is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

          (b) Power and Authority. Duramed has all requisite corporate power and authority to execute, deliver, and perform this Agreement, and the other Transaction Agreements, and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto, and to consummate the transactions contemplated herein and therein.

          (c) No Conflicts. The execution, delivery and performance by Duramed of this Agreement and the other Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any law applicable to Duramed, (ii) the certificate of incorporation or by-laws or other organizational documents of Duramed or (iii) except as set forth in Section 4.3(c) of Duramed Disclosure Schedule, any Contract or other contract, agreement, instrument, judgment, order or decree to which Duramed is a party or by which Duramed may be bound or affected, except in the case of clauses (iii), as would not have a Duramed Material Adverse Effect.

          (d) Corporate Action; Binding Effect. Duramed has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement, the other Transaction Agreements, and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Duramed and constitutes, and the other Transaction Agreements and the other agreements and instruments contemplated hereby and thereby when duly executed and delivered by Duramed will constitute, legal, valid, and binding obligations of Duramed enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

          (e) Litigation or Disputes; Compliance with Laws. There is no claim, action, suit, demand, citation, grievance, subpoena, inquiry, proceeding, investigation, or arbitration pending or, to Duramed’s knowledge, threatened against Duramed by or before any Regulatory Authority, federal, state, or other governmental court, department, commission, or board (whether domestic or foreign) and, to Duramed’s knowledge, Duramed is not in violation of or in default with any applicable law, the result of any of which, either individually or cumulatively, would have a Duramed Material Adverse Effect.

          (f) Consents. No consent or approval of, or filing with or notice to, any Regulatory Authority or Governmental Authority is required or necessary to be obtained by Duramed in connection with the execution, delivery, and performance of this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, except (i) in connection with the transfer of the Product Registrations, (ii) the notification requirements of the HSR Act or (iii) as relates solely to Shire.

          (g) Financing. As of the date of this Agreement, Duramed has access to, and as of the Closing Date, Duramed will have, sufficient funds necessary to pay the Purchase Price.

     4.4 Survival of Representations/Warranties. All of the representations and warranties of Shire contained in Section 4.1 shall survive the Closing and continue in full force and effect for a period of [*] thereafter, provided that (a) all representations and warranties provided in Sections 4.1(b), 4.1(c), 4.1(f), and 4.1(g), shall survive [*] and (b) the representations and warranties set forth in Section 4.1(m) shall survive until [*] after the end of the applicable statute of limitations. All of the representations and warranties set forth of Duramed contained in Section 4.3 shall survive the Closing and continue in full force and effect for a period of [*] thereafter, provided that all representations and warranties provided in Sections 4.3(b), 4.3(c), 4.3(d) and 4.3(f) shall survive [*].

     4.5 Brokers. Each Party represents that no agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 5
CONDITIONS TO CLOSING

     5.1 Conditions to Obligations of Duramed. The obligations of Duramed hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Duramed, but only in writing, in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Shire in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. Shire shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Shire at or before the Closing.

          (c) Orders and Laws. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. No court or other Governmental Authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

          (d) HSR. The applicable waiting period under the HSR Act, if any, shall have been terminated or expired.

          (e) Effective Date. The Settlement Agreement shall have become effective in accordance with its terms.

          (f) Deliveries. Shire shall have executed and delivered the item described in Section 2.7(d) .

          (g) FDA Letter. The FDA Letter shall have been executed by Duramed and Shire in preparation for filing.

          (h) Product Material Adverse Effect. There shall not have occurred, or be continuing, a Product Material Adverse Effect.

          (i) Other Agreements. Duramed and Shire or its Affiliate shall have executed and delivered the other Transaction Agreements.

     5.2 Conditions to Obligations of Shire. The obligations of Shire hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Shire, but only in writing, in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Duramed in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. Duramed shall have performed and complied with, in all material respects, the agreements, covenants, and obligations required by this Agreement to be so performed or complied with by Duramed at or before the Closing.

          (c) Orders and Laws. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. No court or other Governmental Authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby or by the other Transaction Agreements, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

          (d) HSR. The applicable waiting period under the HSR Act, if any, shall have been terminated or expired.

          (e) Effective Date. The Settlement Agreement shall have become effective in accordance with its terms.

          (f) Deliveries. Duramed shall have executed and delivered to Shire the items described in Section 2.7(b) and 2.7(d) .

          (g) FDA Letter. The FDA Letter shall have been executed by Shire and Duramed in preparation for filing.

          (h) Other Agreements. Duramed and Shire or its Affiliate shall have executed and delivered the other Transaction Agreements.

ARTICLE 6
COVENANTS

     6.1 HSR Filing.

          (a) To the extent necessary, each of Duramed and Shire shall simultaneously with the filing of the Settlement Agreement with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice any notification and report form required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act and in the response to any request for information, including any Second Request for information issued under the HSR Act. Each Party shall be responsible for its own costs and expenses associated with any filing under the HSR Act; provided, however, that Duramed shall be responsible for all filing fees required by the HSR Act.

          (b) Duramed and Shire will cooperate and use all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental and other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things, necessary or desirable for the consummation of the transactions contemplated hereby.

          (c) Duramed shall be [*] of this Agreement, or [*] of the HSR waiting period by the FTC and/or DOJ, including [*] Section 7A(e) of the Clayton Act and 16 C.F.R. Section 803.20 .

     6.2 Conduct of the Business Until Closing. Except for the actions taken or omitted to be taken pursuant to the prior written consent of Duramed, which consent shall not be unreasonably withheld or delayed, from the date of this Agreement until the Closing, Shire shall:

          (a) carry on the Adderall Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted;

          (b) perform in all material respects all of its obligations under any agreements and instruments relating to or affecting the Purchased Assets, and comply in all material respects with all laws applicable to it, the Purchased Assets or the Adderall Business;

          (c) not enter into or assume any material agreement, contract or instrument relating to the Purchased Assets, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; and

          (d) not make any material change in the selling, distribution, pricing, advertising or collection practices for the Product, including any special effort or program to sell, consign or solicit order for the Product to customers or to discount, factor or collect sooner than normal any accounts receivable.

     6.3 Post-Closing Orders and Payments. From and after the Closing Date, Shire shall (i) not accept any purchase orders on behalf of Duramed, (ii) promptly deliver to Duramed any purchase orders for Product received after the Closing and any payments received from third parties for Product purchased from Duramed after the Closing, and (iii) refer all inquiries it shall receive with respect to the Product, to Duramed or its designee. Likewise, Duramed shall promptly deliver to Shire any payments Duramed receives from third parties for Product purchased from Shire prior to the Closing.

     6.4 Right to Investigate. After the date hereof up to the Closing, Shire shall afford to representatives of Duramed reasonable access to offices, plants, properties, books and records of Shire relating to the Product and the Purchased Assets, during normal business hours, in order that Duramed may have an opportunity to make such reasonable investigations as it desires with respect to the Product.

     6.5 Retention of Records. Shire will, and will cause each of its Affiliates to, retain all books and records relating to the Adderall Business and the Purchased Assets in the United States in accordance with Shire’s record retention policies as presently in effect or as otherwise required by law.

     6.6 Non-Solicitation.

          (a) During the period commencing upon the signing of this Agreement and ending upon the first anniversary of the Closing Date, Duramed (which for purposes of this Section 6.6 includes its Affiliates) shall not, either directly or indirectly, solicit, recruit, induce, encourage or attempt to solicit, recruit, induce or encourage any employee of Shire or its Affiliates who work, or at any time within [*] prior to the Closing Date, worked, on matters involving the Product to terminate his or her employment relationship with Shire or its Affiliates and become employed by Duramed or become employed by an independent contractor for

Duramed, whether or not such employee is a full-time employee and whether or not such employment relationship is pursuant to a written agreement or is at-will. Nothing in this Section 6.6(a) shall apply if the employee is hired in response to a public advertisement or general solicitation disseminated by either Party.

          (b) Prior to the Closing Date, neither Shire nor any of its Affiliates or any Person acting on their behalf shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Adderall Business (an “Acquisition Transaction”) or (ii) furnish or cause to be furnished any non-public information concerning the Adderall Business to any Person (other than Duramed), for purposes of facilitating an Acquisition Transaction. Shire shall promptly notify Duramed of any inquiry or proposal received by Shire with respect to any such Acquisition Transaction. Shire shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Purchased Asset, other than in the ordinary course of business and consistent with this Agreement.

     6.7 Managed Markets.

          (a) On the Closing Date and to the extent permitted by applicable law, Duramed shall become responsible for the marketing and promotion of Duramed Labeled Product across all managed market and government segments in the Territory and with respect thereto, shall have exclusive responsibility for: (i) contract execution, (ii) government reporting, rebate and chargeback processing and payment, federal supply schedule calculations and pricing schedules, (iii) contract compliance, monitoring and audits, and (iv) contract administration and claims processing (collectively, the “Managed Market Activities”). Without limiting the generality of the foregoing, with respect to rebates under Medicaid and federal supply service contracts, Duramed shall assume following the Closing Date responsibility therefor under its own Medicaid and federal supply service contracts. On or prior to the Closing Date Duramed shall have obtained its own NDC number for the Product and shall ensure that all sales of Product by Duramed can be accomplished under the NDC number of Duramed. Duramed shall use its new NDC numbers on all invoices, orders and other communications with customers and Regulatory Authorities or other governmental entities. Following the Closing Date, Duramed shall be responsible for the processing, payment, administration and support of (x) all chargebacks under any government, managed market or other contract (“Chargebacks”) and (y) all rebates due pursuant to any United States government (federal or state) rebate program under any government, managed market or other contract (“Rebates”) for Duramed Labeled Product. Shire shall be responsible for the processing, payment, administration and support of all Chargebacks and Rebates for Shire Labeled Product.

          (b) Shire shall provide Duramed with all information relating to the Product and the prices thereof that Duramed reasonably requires in order to comply with applicable rules and regulations relating to Medicaid Rebates. When requested, such information shall be provided by Shire to Duramed promptly, and in any event, within [*] after Duramed’s written request therefor. Promptly after the Closing Date, Shire shall provide Duramed with the baseline Average Manufacturers Price (“AMP”) for the Product. Within [*] after the end of the [*] after the Closing Date, Duramed shall calculate a unit (tablet/capsule) AMP and “Best Price” for the Product and provide such calculations in writing to Shire.

          (c) Shire shall provide to Duramed within [*] after request therefor all information reasonably requested by Duramed to enable Duramed to calculate the price to be paid for each Product by a “covered entity” under the Public Health Service Act, as defined in 42 U.S.C. § 256b(a)(4).

          (d) Shire shall use reasonable best efforts to terminate all Contracts providing for the payment of commercial Rebates with respect to the Product (“Rebate Contracts”) as of the [*] following the Closing. Shire shall not assign to Duramed, and Duramed shall not assume from Shire, any of the Rebate Contracts. Shire shall continue processing Rebates owed under the Rebate Contracts with respect to Product dispensed prior to the termination of such Rebate Contracts. Upon Closing, Shire shall issue a letter to commercial Rebate customers advising such customers of Shire’s responsibilities in connection with Rebate Contracts and associated Rebates.

          (e) Shire shall use reasonable best efforts to terminate all Contracts providing for payment of Chargebacks to government and commercial customers with respect to Product (“Chargeback Contracts”) upon Closing. Shire shall not assign to Duramed, and Duramed shall not assume from Shire, any of the Chargeback Contracts. Upon Closing, Shire shall issue a letter to the trade (wholesalers and distributors) and to commercial Chargeback customers advising such customers of Shire’s responsibilities in connection with Chargeback Contracts and associated Chargebacks and administrative fees.

     6.8 Returns. From and after the Closing Date (a) Shire shall be solely responsible, at its own cost and expense, for the processing, payment, administration and support of all returns of Shire Labeled Product, regardless of when the return is made, and (b) Duramed shall be solely responsible, at its own cost and expense, for the processing, payment, administration and support of all returns of Duramed Labeled Product. If any quantities of Duramed Labeled Products are returned to Shire, Shire shall notify Duramed as soon as practicable and ship them to the facility designated by Duramed at Duramed’s cost. Shire, at its option, may advise the customer who made the return that Duramed Labeled Products should have been returned to Duramed. At Duramed’s request, Shire shall destroy the Duramed Labeled Products and Duramed shall reimburse Shire for such cost of destruction. If any quantities of Shire Labeled Products are returned to Duramed, Duramed shall notify Shire as soon as practicable and ship them to the facility designated by Shire at Shire’ cost. At Shire’s request, Duramed shall destroy Shire Labeled Products and Shire shall reimburse Duramed for such cost of destruction.

     6.9 Certain Sales. Duramed shall not sell any Product following the Closing Date under Shire’s NDC Number or any Shire labeling or packaging material for the Product. Shire shall not sell any Product following the Closing except pursuant to the Supply Agreement.

ARTICLE 7
INDEMNIFICATION

     7.1 Indemnification by Shire. From and after the Closing, Shire shall reimburse and indemnify Duramed, Duramed’s Affiliates, and their respective officers, directors, employees,

and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred, or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to:

          (a) the Retained Liabilities or the Excluded Assets;

          (b) any misrepresentation or breach of representation or warranty by Shire made or contained in this Agreement;

          (c) any failure of Shire to materially perform or observe any covenant or agreement to be performed or observed by Shire pursuant to this Agreement;

          (d) any action or inaction of Shire with respect to the Purchased Assets prior to the Closing Date, except for Losses arising as a result of Liabilities expressly included in the Assumed Liabilities; and

          (e) any product liability claim with respect to the Shire Labeled Product sold prior to the Closing.

     7.2 Indemnification by Duramed. From and after the Closing, Duramed shall reimburse and indemnify Shire, Shire’s Affiliates and their respective officers, directors, employees, and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred, or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to:

          (a) the Assumed Liabilities;

          (b) any misrepresentation or breach of representation or warranty by Duramed made or contained in this Agreement;

          (c) any failure by Duramed to materially perform or observe any covenant or agreement to be performed or observed by Duramed pursuant to this Agreement; and

          (d) any action or inaction of Duramed with respect to the Purchased Assets after the Closing Date.

     7.3 Limitation of Liability.

          (a) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 7.1 unless and until the indemnified parties thereunder have suffered, incurred, sustained, or become subject to Losses referred to in such Sections in excess of [*] in the aggregate (in which event the indemnifying Party shall be liable for the entire amount of such Losses).

          (b) The maximum aggregate liability of Shire under this Article 7 shall not exceed [*], provided, however, that Losses related to or arising out of any Third Party Claim shall not be subject to any such limitation.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Sections 7.1 or 7.2:

               (i) with respect to any Loss, to the extent that the Party seeking indemnification had a reasonable opportunity, but failed, in good faith to mitigate the Loss; or

               (ii) with respect to any Loss, to the extent that such Loss is caused by (A) any misrepresentation or breach of warranty, covenant or agreement by the Party seeking indemnification in the Agreement or (B) the gross negligence or intentional misconduct of such Party or its Affiliates or any of their respective officers, directors, employees, or agents.

          (d) No Party hereto shall be entitled to any indemnification under Section 7.1(b) or Section 7.2(b), as applicable, if (i) the other Party shall have notified such Party in writing on or prior to the Closing Date, or disclosed to such Party in the Shire Disclosure Schedule or the Duramed Disclosure Schedule, as applicable and as may be supplemented or amended prior to the Closing Date, of the breach of, or inaccuracy in, such representation or warranty and (ii) such Party has permitted the Closing to occur.

     7.4 No Consequential Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE FROM THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION UNDER ARTICLE 7.

     7.5 Procedures for Indemnification for Third Party Claims.

          (a) In the case of a third party claim or demand (“Third Party Claim”) made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

          (b) If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within [*] after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim:

               (i) the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; and provided further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee;

               (ii) so long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 7.1 or 7.2, as the case may be, the Indemnitee may retain separate co-counsel at its sole cost and expense and participate if reasonably practicable in the defense of the Third Party Claim;

               (iii) the Indemnitor will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof); and

               (iv) all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).

          (c) If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the [*] period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after [*] notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

          (d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise, or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise, or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise, or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).

     7.6 Losses That Are Not Third Party Claims. Any claim on account of Losses which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor. For a period of [*] from and after receipt of the written notice, the Parties shall attempt in good faith to resolve such claim for indemnification. If the Parties are unable to resolve such claim, the Indemnitee may thereafter pursue any and all remedies at its disposal to enforce said indemnification claim.

     7.7 Termination of Indemnification Obligations. The obligations of each Party to indemnify, defend and hold harmless the other Party and other Indemnitees (a) pursuant to Sections 7.1(b) and 7.2(b) shall terminate when the applicable Survival Period expires pursuant to Section 4.4, and (b) pursuant to Sections 7.1(a), (c), (d) and (e), and Sections 7.2(a), (c) and (d) shall survive until the earlier of the expiration of the applicable statute of limitations, if any, and the sixth (6th) anniversary of the Closing Date; provided, however, that such obligations to indemnify, defend, and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have before the expiration of the Survival Period, made a claim by delivering a written notice (stating in reasonable detail the basis of such claim and a reasonable estimate of the amount thereof) to the Indemnitor.

     7.8 Other Matters. In the event of payment in full by an Indemnitor to any Indemnitee in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

     7.9 Other Limitations.

          (a) For the avoidance of doubt and without limitation to the provisions of Articles 4 and 5, an Indemnitor shall have no obligation to indemnify, defend and hold harmless an Indemnitee from and against any portion of Losses under Section 7.1 or Section 7.2 to the extent that such portion of such Losses results directly from any action taken by, or at the express written request of, such Indemnitee. Neither Party nor any of its respective Affiliates shall have or be subject to any liability to the other Party, its Affiliates or any other Person resulting from the distribution to, or use of any information, documents or materials made available to it by the other Party, including any information, documents or materials in any data rooms, management presentations or other form in expectation of the transactions contemplated hereby.

          (b) No liability shall arise in respect of any breach of any representation, warranty, covenant or agreement herein to the extent that liability for such breach occurs (or is increased) directly as a result of any retrospective application of a change in applicable law, or in accounting policies, procedures or practices, announced by a Governmental Authority or, if not announced in advance of taking effect, taking effect, after the Closing Date, unless Shire or Duramed, as the case may be, knew of any such retrospective application of a change in applicable law, or in such accounting policies, procedures or practices at the time of Closing.

          (c) No Party shall be entitled to recover any Losses or other amounts due from the other Party pursuant to this Agreement by retaining or setting off amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such first Party to such second Party hereunder or under any Transaction Agreement or under any document or instrument delivered pursuant hereto or thereto or in connection herewith or therewith. For the avoidance of doubt, the foregoing is without prejudice to any right of set-off expressly provided for in any Transaction Agreement, which does not involve setting off amounts due under this Agreement.

          (d) All amounts paid by Shire or Duramed under this Article 7 shall be treated for all purposes as adjustments to the Purchase Price except to the extent such treatment is not permitted by applicable law. In the event that treatment as an adjustment to the Purchase Price is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

     7.10 Exclusive Remedy. Other than in the case of fraud, the indemnification provided to any Person pursuant to this Article 7 shall be such Person’s sole remedy for any claims arising hereunder, or otherwise in connection with or arising out of the transactions described herein, including any breach by any Party hereto of any representation, warranty, or covenant contained in this Agreement, or in any certificate or document (to the extent such certificate or documents relate to matters covered by the representation, warranties, or covenants contained herein) required to be delivered in connection herewith, provided that nothing herein shall limit the rights of either Party to seek and obtain injunctive relief to specifically enforce the other Party’s obligations.

     7.11 Net Losses and Subrogation.

          (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnitee shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnitee (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit realized by the Indemnitee (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Indemnitee (or any of its Affiliates) from any other third party. Each Indemnitee shall exercise its reasonable efforts to obtain such proceeds, benefits and recoveries, provided that the Indemnitee shall not be obligated to make such an insurance claim if the Indemnitee in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnitee, as the case may be, would exceed the value of the claim for which the Indemnitee is seeking indemnification. If any such proceeds, benefits or recoveries are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after the Indemnitee (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnitee (or such Affiliate) shall pay to the Indemnitor the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnitor’s payment).

          (b) Upon making any payment to an Indemnitee in respect of any Losses, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnitee (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such

Indemnitee (and its Affiliates) and Indemnitor will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

ARTICLE 8
TERMINATION

     8.1 Termination Prior to Closing. This Agreement may be terminated at any time prior to Closing:

          (a) by mutual written consent of Duramed and Shire;

          (b) by Duramed or Shire in the event that any competent Governmental Authority indicates its intention to initiate a judicial or administrative action to obtain an order, decree or ruling to restrain, enjoin, or otherwise prohibit the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and non-appealable; or

          (c) by a Party in the event that the other Party (the “Defaulting Party”) shall have breached, or failed to comply with, any of such Defaulting Party’s obligations under this Agreement, or any representation or warranty made by the Defaulting Party shall have been incorrect in any material respects when made; or

          (d) by either Duramed or Shire if the Closing is not consummated pursuant to the terms of this Agreement prior to December 31, 2006, provided that the right to terminate the Agreement under this Section 8.1 (c) shall not be available to a Party hereto if such Party has failed to perform in all material respects its obligation under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before such date.

     8.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except (a) as set forth in Section 11.1, and (b) nothing herein shall relieve either Party from Liability for any breach of this Agreement prior to such termination.

ARTICLE 9
PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

     9.1 Discretionary Duty to Maintain. Shire may, at its sole discretion and cost, maintain the Licensed Patents.

     9.2 Abandonment of Maintenance by Shire. Shire shall notify Duramed in the event it decides at any time to discontinue the maintenance of any Licensed Patent. Such notification shall be given at least [*] prior to the date on which such patent will become abandoned. Duramed shall then have the option, exercisable upon written notification to Shire, to assume full responsibility, at its discretion and sole cost, for prosecution of the affected maintenance of such patent. In the event Duramed exercises such option, such Licensed Patent shall be assigned to Duramed. Shire shall provide all assistance reasonably necessary to assign to the Duramed all rights, interests and titles of such Licensed Patent.

     9.3 Patent Marking. Duramed and its sublicensees and Affiliates shall mark all Products made under this Agreement with a notice in accordance with 35 U.S.C. §287.

     9.4 Suits for Infringement of the Licensed Patents. If Shire or Duramed becomes aware of infringement of any patent included in the Licensed Patents by a third party, such Party shall promptly notify the other Party in writing to that effect. If, prior to the expiration of [*] from said notice, Shire has not obtained a discontinuance of such infringement or brought suit in such country against the third party infringer and such infringement is relevant in a material respect to a Product or the Purchased Assets, then Duramed shall have the right to bring suit in such country against such infringer and join Shire as a party. The foregoing shall not preclude the Parties from jointly seeking such discontinuance or bringing suit and, in any event, each Party will cooperate with the other in any suit and will have the right to consult with the other and be represented by its own counsel at its own expense. Prior to disposition of any moneys recovered, the expenses of the Parties in bringing suit shall be reimbursed out of the moneys recovered, with the Party bringing the suit being reimbursed first, then fifty percent (50%) of the remainder, if any, of moneys recovered by either Party upon final judgment or settlement of any infringement suit shall be retained by the Party bringing the suit, and fifty percent (50%) shall be paid to the other Party; provided, however, that (a) if Shire has not obtained a discontinuance of such infringement or brought suit against the third party infringer and Duramed determines to bring such suit, Duramed shall be entitled to one hundred percent (100%) of such remainder, and (b) in no event shall any Party who has not voluntarily joined in the relevant action be entitled to recovery of any damages hereunder. No settlement by a Party bringing a suit shall diminish the rights or interests of the other Party without the other Party’s written consent.

ARTICLE 10
DISPUTE RESOLUTION

     10.1 Disputes. The Parties hereby agree that all disputes arising under this Agreement shall be referred to a senior executive of Duramed and a senior executive of Shire (the “Representatives”). If any such matter has not been resolved within [*] of such referral to the Representatives either Party may invoke the provisions of Section 10.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration Law, including the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

     10.2 Litigation. Any dispute that is not resolved as provided in the preceding Section 10.1, whether before or after termination of this Agreement, may be submitted by either Party only to any court of competent jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in New York, NY and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

     10.3 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party shall have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

ARTICLE 11
GENERAL PROVISIONS

     11.1 Payment of Transaction Expenses. All legal fees and other expenses incurred on behalf of Shire in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Shire, whether or not the Closing shall have occurred. All legal fees and other expenses incurred on behalf of Duramed in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Duramed, whether or not the Closing shall have occurred.

     11.2 Access to Information Post-Closing. After the Closing, Duramed agrees to cooperate with Shire and to grant to Shire and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon at least [*] advance notice, reasonable access to Duramed’s management personnel and to the records relating to the Product (including the Product Registrations) and to permit copying at Shire’s expense or, where reasonably necessary, to loan original documents relating to the Purchased Assets during the period the Purchased Assets were owned by Shire for the sole purposes of (a) any financial reporting or tax matters (including any financial and tax audits, tax contests, tax examination, preparation of any Shire’s tax returns or financial records) relating to the Product, (b) any claims or litigation involving Shire and the Purchased Assets relating to the Product, (c) any investigation of Shire being conducted by any federal, state, or local governmental authority relating to the Product, (d) any matter relating to any indemnification or representation or warranty or any other term of this Agreement, or (e) any similar or related matter. Duramed shall maintain, to the extent required by applicable law, but in any event for not less than six (6) years, all such records and documents in the United States of America and shall not destroy or dispose of any such records and documents prior to the end of such required or six (6) year period without the prior written consent of Shire.

     11.3 Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Duramed:	Duramed Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 201-930-3330

Attention: President

with a copy to:	Barr Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 888-843-0563 Attention: General Counsel

For Shire:	Shire LLC 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087-5637 Fax: (484) 595-8163 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Fax: (609) 919-6701 Attention: Randall B. Sunberg

     11.4 Entire Agreement; Amendment. This Agreement, the Pharmacovigilance Agreement, the Trademark License Agreement and the Supply Agreement, including the exhibits and schedules attached hereto and thereto (each of which is herby and thereby incorporated herin and therein by reference) (collectively, the “Transaction Agreements”), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, which shall continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, and that the execution of this Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     11.5 Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that (a) Shire or Duramed may assign this Agreement to an Affiliate, and (b) following the Closing, either Party shall be entitled, without the prior written consent of the other, to assign its rights and obligations hereunder in connection with a merger or similar reorganization or the sale or all or substantially all of its assets. Any attempted assignment or delegation in contravention hereof shall be null and void. Subject to the foregoing, this

Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties and their respective successors and assigns.

     11.6 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     11.7 Independent Parties. In making and performing this Agreement, Shire and Duramed shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and Duramed and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

     11.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     11.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     11.11 No Third Party Beneficiaries. No Person other than Shire and Duramed and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any term of this Agreement.

     11.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.13 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     11.14 Public Disclosure. No announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld or delayed. Notwithstanding the foregoing:

          (a) Each Party agrees that disclosures may need to be made to the Securities and Exchange Commission (“SEC”) and other Regulatory Authorities and each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to such Regulatory Authorities. In addition, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms; provided, however, that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies.

          (b) The Parties shall be free to publicly disclose information contained in any materials that have been previously approved for disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto.

     11.15 Bulk Sales Laws. The Parties hereby waive compliance with any UCC bulk sales or comparable statutory provisions of each applicable jurisdiction.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written

SHIRE PLC

By:

Name:
Title:

SHIRE LLC

By:

Name:
Title:

DURAMED PHARMACEUTICALS, INC.

By:

Name:
Title:

[Signature Page to Product Acquisition and License Agreement]

EXHIBIT A

ADDERALL® IR PHARMACOVIGILANCE AGREEMENT

DATE:           As of August 14, 2006

PARTIES:

(1)	SHIRE DEVELOPMENT, INC., having its place of business at 725 Chesterbrook Boulevard, Wayne, PA 19087-5637 (“Shire”)

(2)	DURAMED PHARMACEUTICALS, INC., having its place of business at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677 (“Duramed”).

RECITALS

(A)	With effect from August 14, 2006, Shire and Duramed entered into a Product Acquisition and License Agreement (the “Acquisition and License Agreement”) with respect to the promotion of the Product (as defined below) in the Territory (as defined below).

(B)	Pursuant to the terms of the Acquisition and License Agreement, the Parties are obligated to enter into this Agreement to provide for the Parties’ respective obligations in relation to medical information and pharmacovigilance services for the Product.

(C)	In consideration of the above recitals and the mutual promises, covenants and obligations as set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Parties agree as follows.

OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	In this Agreement:

“Acquisition and License Agreement” has the meaning given to it in Recital (A).

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigator subject administered the Product and which does not necessarily have a causal relationship with this treatment for which the Product is used. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an adverse event.

“Awareness Date” or “Clock Date” means the date on which a Party first becomes aware of an Adverse Event or a Suspected Adverse Drug Reaction and, in relation to a third party Representative of a Party, such as clinical research organizations or distributors, that have contractual and/or regulatory obligations to report Adverse Events or a Suspected Adverse Drug Reaction to that Party, the date on which such third parties first become aware of that Adverse Event or a Suspected Adverse Drug Reaction. For both Parties this is considered day zero.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the United States are open for business.

“Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement.

“Effective Date” has the meaning given to it in the Acquisition and License Agreement.

“Marketing Authorization” means any authorization granted by a Regulatory Authority required to permit the commercial marketing and sale of the Product in the Territory.

“Medical Information” means information about the Product including, but not limited to, clinical and technical matters such as therapeutic uses for both the licensed and unlicensed indications, drug interactions, drug-disease information, Adverse Events, product stability and other product characteristics.

“Periodic Safety Report” means a safety report generated at set times and in accordance with FDA guidelines for the purpose of demonstrating the current risk/benefit analysis of the Product according to present knowledge and produced to provide a historical perspective on the safety issues surrounding the Product.

“Product” has the meaning given to it in the Acquisition and License Agreement.

“Reference Safety Information” means the recognized Adverse Reactions to the Product contained in all or any one of Shire’s Developmental Core Safety Information (DCSI) in an investigator’s brochure, Shire’s Company Core Safety Information (CCSI) in a marketed product Company Core Data Sheet (CCDS) and Shire’s official local product labeling (including the local Summary of Product Characteristics (SPC)).

“Regulatory Approval” means the granting of all necessary regulatory and governmental approvals by a regulatory or other governmental body required to market and sell the Product in the Territory.

“Regulatory Authority” means any competent regulatory authority or other governmental body responsible for granting any Regulatory Approval.

“Representatives” has the meaning set forth in Section 16.1.

“Safety Issue” means any event, report, data or information, which could cause a re-evaluation of the safety of the Product including, but not limited to, Suspected Adverse Drug Reaction and Unexpected Suspected Adverse Drug Reaction.

“Serious Adverse Event” means any Adverse Event in relation to any dose of the administered Product that:

A.	results in death;

B.	is life threatening;

C.	requires in-patient hospitalization or prolongation of existing hospitalization;

D.	results in persistent or significant disability or incapacity; or

E.	is a congenital anomaly or birth defect.

Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as Serious Adverse Events.

“Serious Suspected Adverse Drug Reaction” means any Suspected Adverse Drug Reaction in relation to any dose of the administered Product that:

A.	results in death;

B.	is life threatening;

C.	requires in-patient hospitalization or prolongation of existing hospitalization;

D.	results in persistent or significant disability or incapacity; or

E.	is a congenital anomaly or birth defect.

Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as Serious Suspected Adverse Drug Reactions.

“Signal” means an unexpected observation of an event in relation to treatment with the Product which deviates so much from expectations that it calls for immediate and greater attention, including (but not limited to) unlabelled Suspected Adverse Drug Reactions, increased frequency or severity of labeled Suspected Adverse Drug Reactions and any change in the risk/benefit/profile of the Product.

“Spontaneous Report” means a communication from an individual (e.g., a health care professional, consumer) to a company or regulatory authority that describes a Suspected Adverse Drug Reaction or medication error. It does not include cases identified from information solicited by the applicant or contractor, such as individual case safety reports or findings derived from a study, company-sponsored patient support program, disease management program, patient registry, including pregnancy registries, or any organized data collection scheme. It also does not include information compiled in support of class action lawsuits.

“Suspected Adverse Drug Reaction” means a noxious and unintended response to any dose of the Product for which there is a reasonable possibility that the Product caused the response. In this definition, the phrase “a reasonable possibility” means that the relationship cannot be ruled out.

“Territory” has the meaning given to it in the Acquisition and License Agreement.

“Unexpected Suspected Adverse Drug Reaction” means any Suspected Adverse Drug Reaction that is not included in the current U.S. labeling for the Product.

“Valid Safety Reports” means the minimum information required for expedited reporting which should at least include all of the following:

A.	an identifiable patient;

B.	a suspected medicinal product or therapeutic device;

C.	an identifiable reporter; and

D.	a Suspected Adverse Drug Reaction or an Adverse Event.

“Warm Transfer” means the direct connection of a patient, and such patient’s name and contact information, to an appropriate party following receipt of that patient’s initial telephone call.

1.2	In this Agreement, unless the context otherwise requires:

A.	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

B.	reference to a “Party” is to a Party to this Agreement and “Parties” is to both of them;

C.	the headings are inserted for convenience only and do not affect the construction of the Agreement;

D.	references to one gender includes both genders; and

E.	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

1.3	The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

1.4	Terms used in this Agreement, which are not otherwise defined within the Agreement or the Acquisition and License Agreement shall have the meaning given to them in accordance with FDA Regulations or Guidelines and Shire Standard Operating Procedures (SOPs). In the event of any conflict between Shire’s SOP’s and FDA guidelines, FDA guidelines shall prevail.

2	PURPOSE

2.1	In consideration of the mutual obligations contained in this Agreement, the Parties have agreed to provide for the procedures relating to the exchange of safety and pharmacovigilance information for the Product between Shire and Duramed in order to comply with worldwide regulatory reporting requirements for the Product.

2.2	As between Shire and Duramed, Shire shall have the following responsibilities:

a.	Shire shall handle all telephone calls and other communications that it may receive regarding the items in Section 3.1, including Adverse Events and/or Suspected Adverse Drug Reactions in accordance with the terms of this Agreement. Except to the extent required by law, responding to private third parties regarding complaints, notices and inquiries as to Adverse Events, Suspected Adverse Drug Reactions, or data, documents or reports related to any of them. Shire shall process all Adverse Events and/or Suspected Adverse Drug Reactions and prepare the data, documents or reports related to them in a final format that is suitable for Duramed to submit to the Regulatory Authority.

b.	Shire shall inform Duramed within three (3) Business Days of any communications of any kind received by Shire from any Regulatory Authority involving safety issues in relation to the Product outside of the Territory, although the Parties acknowledge that the Product is not sold outside of the Territory. To the extent that Shire is required by law to respond, Shire shall, if there is time to do so, submit its response to Duramed before submitting it to the Regulatory Authority. Duramed will provide Shire access to Duramed’s safety data required to respond to a Regulatory Authority request and written approval of and/or comments on such response within a timeframe sufficient to meet any deadlines imposed by the requesting Regulatory Authority. Shire shall, to the extent permitted by law, cooperate fully with Duramed and keep Duramed fully informed as to Regulatory Agency requests received by Shire within the scope of this paragraph and Shire’s responses.

c.	Shire shall, within three (3) Business Days inform Duramed in the event that, at any time, Shire identifies potential safety issues, including calls or communications that Shire receives directly from, private or government, third party in relation to the Product and will provide such further assistance, as Shire and Duramed shall agree.

2.3	Except as specifically set forth in paragraph 2.2 above, Duramed shall have following responsibilities:

a.	Duramed shall refer all drug safety and pharmacovigilance related queries from healthcare providers or their staff, or any third party in relation to the Product. The Shire contact to receive this information is identified in Section 11.1 of this agreement as the “Appointed Medical Information Contact”.

b.	Duramed shall ensure compliance and correspond with the U.S. Regulatory Authority on reporting requirements related to Adverse Events and Suspected Adverse Drug Reactions, including but not limited to FDA requirements, submission of Periodic Safety Reports, 15-day safety reports and MedWatch reports. Duramed reserves the right to exercise final control over its submissions and response to Regulatory Agency communications directed to, and requiring a response from, Duramed.

c.	Duramed shall ensure that there is a mechanism available during normal business hours to receive notices regarding any safety issue under this Agreement;

d.	Duramed shall handle all telephone calls and other communications that it may receive regarding Adverse Events and/or Suspected Adverse Drug Reactions in accordance with the terms of this Agreement;

e.	Duramed shall inform Shire within three (3) Business Days of any communications of any kind received by Duramed from any Regulatory Authority involving safety issues in relation to the Product in the Territory. To the extent that Duramed is required by law to respond, Duramed shall, if there is time to do so, submit its response to Shire before submitting it to the Regulatory Authority. Shire will provide Duramed with safety data required to respond to a Regulatory Authority request and written approval of and/or comments on such response within a timeframe sufficient to meet any deadlines imposed by the requesting Regulatory Authority. Duramed reserves the right to exercise final control over its response to Regulatory Agency communications directed to, and requiring a response from, Duramed, to the extent required by Duramed, in its sole judgment, in order to maintain Duramed’s compliance with all applicable legal requirements. Duramed shall, to the extent permitted by law, cooperate fully with Shire and keep Shire fully informed as to Regulatory Agency requests received by Duramed within the scope of this paragraph and Duramed responses.

f.	Duramed shall within three (3) Business Days inform Shire in the event that, at any time, Duramed identifies potential safety issues in relation to the Product and will provide such further assistance, as Shire and Duramed shall agree.

3	SCOPE

3.1	This Agreement covers:

a.	all Spontaneous Reports of Adverse Events and Suspected Adverse Drug Reactions in relation to the Product;

b.	all Serious Suspected Adverse Drug Reactions arising from post- marketing surveillance with the Product;

c.	all information required for periodic reporting in relation to the Product;

d.	all other information as required by Regulatory Authorities for the Product; and

e.	the provision of Medical Information to support third party inquiries.

4	LANGUAGE OF ALL EXCHANGE AND TERMINOLOGY

4.1	The language of all information exchanged pursuant to this Agreement, including reports to Regulatory Authorities, shall (unless specifically stated otherwise) be in English, or if any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

5	CONTACT PERSONNEL AND METHODS FOR ADVERSE EVENT TRANSMISSION

5.1	The names and details of contact personnel for Shire and Duramed are detailed in Schedule 1.

5.2	Any changes in names or details of any of the contact personnel for a Party in relation to the Product must be notified by that Party to the other Party in writing to the address set out in Schedule 1 as soon as reasonably practicable after the change occurs.

5.3	Any notice given under this Agreement shall be in writing and (i) personally delivered or (ii) sent by fax or (iii) e-mail to the address of the other Party as set out in Schedule 1 (or such other address as may have been notified in writing from time to time by a Party to the other Party) and any such notice shall be deemed to have been served at the time of delivery (if personally delivered) or upon receipt of confirmation of transmission by the sender’s fax machine (if sent by fax) and in the case of email upon receipt of delivery confirmation by the sender’s computer (if sent by e-mail).

6	SAFETY DATABASE

6.1	The safety information generated pursuant to this Agreement shall be added to the safety database for the Product and shall be held and maintained by Shire and shall be the central repository for all drug safety information received worldwide for the Product.

6.2	The safety database shall be used for all drug safety and pharmacovigilance regulatory responses and purposes for the Product.

6.3	Shire shall provide all safety information reasonably requested by Duramed from Shire’s safety database to provide a response to answer any drug safety and pharmacovigilance related queries in relation to the Product and to meet all regulatory requirements. Shire will provide the information within a reasonable timeline according to the urgency of request. Upon termination of this Agreement, Shire shall transfer the safety database for the Product to Duramed as soon as reasonably practicable.

6.4	With the exception of FDA exchange, which may be implemented at some future point in time, and except as otherwise set forth herein, Duramed shall not have direct access to the safety database for security and data privacy reasons.

7	EXCHANGE OF ADVERSE EVENT AND SUSPECTED ADVERSE DRUG REACTION INFORMATION

7.1	All notification and response periods referred to in this Agreement (unless otherwise specified) will be in calendar days in accordance with FDA regulations.

7.2	The relevant period for any notification or response for either Party (including their Representatives) will commence on the Awareness Date.

7.3	Duramed will attempt to Warm Transfer all calls related to the Product covered in Section 3.1 including Adverse Event and Suspected Adverse Drug Reactions calls to Shire at (888) 300-6414 at the time of receipt. Prior to transferring the call, Duramed staff will obtain a name and contact number. If the Warm Transfer is not successful, Duramed will fax the caller’s name and contact information to Shire’s Pharmacovigilance Department at (866) 557-4473 within two Business Days of receipt. Shire will be responsible for the intake of the Adverse Events and Suspected Adverse Drug Reactions and preparing MedWatch reports for any Adverse Reaction occurring. All written Adverse Events and Suspected Adverse Drug Reactions received by Duramed will be forwarded to Shire within two Business Days of receipt. If Shire directly receives calls related to the Product that is an Adverse Event or Suspected Adverse Drug Reactions, Shire will inform Duramed’s “Appointed Medical Information Contact” within two Business Days of receipt

7.4	Shire shall ensure that there is a mechanism available 24-hour/7 days per week to receive notices for any safety issue under this Agreement.

7.5	Upon receipt of any report from Duramed under Section 7.3, Shire will notify Duramed of receipt of the report as soon as possible; however in no event longer than two Business Days thereafter. Any report from is considered transmitted only after an acknowledgement of receipt is received from Shire.

7.6	Shire will provide final written reports to Duramed by day 12 for an expedited (15 day) report and at least 5 days prior the periodic due date in order for Duramed’s submissions to meet all 15-day safety report and periodic/PSUR regulated timelines.

7.7	No later than the 15th day of each month, Shire will provide a line listing including reported term, manufacturing number, demographics and a narrative for each report received from Duramed the previous month.

Reports received from Literature Reviews

7.8	Shire will be responsible for monitoring the worldwide scientific literature to meet global regulatory reporting requirements and for monitoring drug safety for the Product. Once an Adverse Event or a Suspected Adverse Drug Reaction has been identified, Shire will assess it according to seriousness and where appropriate report it as a literature report quoting the reference for the article for onward reporting by Duramed to the appropriate Regulatory Authority in the Territory.

Management of Follow up information

Follow up of initial reports

7.9	Shire shall be responsible for all follow-up activities for any Adverse Events occurring in the Territory.

7.10	Duramed shall notify Shire of any additional information it reasonably requires regarding an Adverse Event occurring in the Territory that Shire has notified it of pursuant to this Section 7 and Shire will use its reasonable endeavors to obtain the additional information within two (2) Business Days. Shire shall notify Duramed of the outcome of the additional information obtained by Shire for submission to the Regulatory Authority, if necessary.

8	ASSESSMENT OF ADVERSE EVENTS

Assessment of Listedness (Expectedness)

8.1	All Adverse Events and Suspected Adverse Drug Reactions will be reported to Shire irrespective of any assessment regarding listedness (expectedness).

8.2	Shire shall be responsible for assessing all Adverse Events and Suspected Adverse Drug Reactions in the Territory and shall determine if any report is required to be made to the Regulatory Authorities in accordance with Section 10. Pursuant to Section 2.3, . Duramed reserves the right to exercise final control over its submissions and response to the Regulatory Authority communications directed to, and requiring a response from, Duramed.

9	SAFETY ISSUES/SIGNALS AND REGULATORY INQUIRIES INVOLVING SAFETY ISSUES

9.1	Shire shall, within 24 hours of it becoming aware, notify Duramed of any significant safety issues other than individual ADRs referenced in Section 7 in relation to the Product. Shire and Duramed shall discuss in good faith how to deal with any such significant safety issues and shall co-operate with the reasonable requests of the other Party in relation to such issues. Significant safety issues relating to the Product may occur as a result of a request from a Regulatory Authority; potential changes in the risk/benefit of the Product; Product quality issues that may have a clinical impact such as Product contamination or deterioration; external influences such as media or literature and ongoing safety surveillance.

9.2	Shire and Duramed agree to reasonably collaborate on any labeling changes that are safety related. Duramed is responsible for the maintenance of labeling changes to the Product and will notify Shire of all safety related changes.

9.3	Should Shire become aware of any potential safety signal, Shire shall promptly notify Duramed.

10	REGULATORY AUTHORITY INTERACTION

Expedited Reporting Responsibilities

10.1	Subject to Sections 7.6 to 7.10, Shire will be responsible for assessing the “reportability” and submitting reports of Serious Suspected Adverse Drug Reactions for the Product (according to current FDA regulations) to Duramed to be submitted to the Regulatory Authority.

10.2	Either Party shall permit the other Party or its representatives to inspect, review and audit of its operations concerning Pharmacovigilance and adverse event collection and reporting in line with FDA regulations, in accordance with the terms of this Agreement. Any information obtained through such inspections, reviews and audits shall be treated as confidential information of the audited Party. Such audits, reviews and inspections shall be conducted during normal business hours, upon reasonable notice, and no more than once per year (other than in an emergency situation), and in a manner that does not unreasonably interfere with ongoing operations. The date and time of the audit will be determined and agreed on by both parties, but shall be scheduled to occur within four (4) weeks of the audit request, unless otherwise agreed. It is understood that Regulatory Agency inspections of each Party’s facilities occur periodically and audits will not be conducted in such a way as to conflict with those inspections.

Periodic Reporting

10.3	Shire shall prepare and submit to Duramed pursuant to Section 7.6 the Periodic Safety Report for the Product in the Territory, according to its internal standard operating procedures and in the format as detailed in 21CFR 314. The periodicity of the Periodic Safety Report will be according to the International Birth Date of the Product.

10.4	Prior to regulatory submission, there should be discussion between the Parties to promote harmonization and co-ordination if any safety signals or proposed amendments to the Reference Safety Information are recommended. However, this must be achieved within the applicable regulatory timeframe.

11	MEDICAL INFORMATION/QUESTIONS

11.1	Duramed shall transfer all Medical Information inquiries received from third Parties in the Territory regarding the Product to the person or persons specified in Schedule 1 (“Appointed Medical Information Contact”) .

11.2	If the inquiry is a request for information in connection with a report of an Adverse Event or Suspected Adverse Drug Reaction, Duramed shall confirm to the Appointed Medical Information Contact that the report has been notified to Shire in accordance with Sections 7.3 and 7.6.

12	AMENDMENTS TO THIS SAFETY AGREEMENT

12.1	This Safety Agreement becomes effective on the Effective Date.

12.2	If a Party becomes aware of any change of law or regulation which affects any of the matters the subject of this Agreement, it shall notify the other Party of any such change. The Parties shall promptly meet and discuss any such changes and negotiate in good faith any amendments to this Agreement, which either Party honestly believes are necessary or desirable as a result of such changes.

12.3	Revision of attachments (Schedules) will not require that this Safety Agreement be re-issued and signed off, but shall require the written agreement of both Parties.

12.4	Changes in company personnel and methods of communication must be conveyed immediately to both Parties, to ensure the correct and timely flow of information.

13	CONFIDENTIALITY

13.1	Each Party agrees and undertakes that it will treat and keep confidential all Confidential Information, which may become known, to that Party from the other Party.

14	DURATION AND TERMINATION

14.1	This Agreement commences on the Effective Date and shall continue in force until terminated by either Party in accordance with Section Error!! Reference source not found.. .

14.2	[*]

15	CONSEQUENCES OF TERMINATION

15.1	Articles 13, 15, 16 and 17 shall survive the termination of this Agreement.

15.3	The termination or expiration of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiration has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiration.

16	RESOLVING DISPUTES

16.1	The Parties hereby agree that all disputes arising under this Agreement shall be referred to a senior executive of Duramed and a senior executive of Shire (the “Representatives”). If any such matter has not been resolved within fifteen (15) Business Days of such referral to the Representatives either Party may invoke the provisions of Section 16.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration Law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

16.2	Any dispute that is not resolved as provided in the preceding Section 16.1, whether before or after termination of this Agreement, may be submitted by either Party only to any court of competent jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in New York, NY and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

16.3	Notwithstanding anything to the contrary in this Agreement, either Party shall have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

17	GENERAL PROVISIONS

17.1	Except as expressly provided for in this Agreement, no variation to the terms of this Agreement shall be effective unless in writing and signed on behalf of each Party by a director or other authorised person.

17.3	Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such Party’s right to enforce such right or any other right.

17.4	This Agreement and the Acquisition and License Agreement contain the entire agreements and understandings between the Parties and supersede all previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. In the event of a conflict between the terms of any of the aforementioned agreements, the Acquisition and License Agreement shall control to the extent of any inconsistency. Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation or warranty (whether made orally or in writing) except as expressly provided in this Agreement.

      In Witness Whereof, this Agreement has been signed by the authorized representatives of the Parties on the day and year first written above.

SIGNED for and on behalf of	)
SHIRE DEVELOPMENT, INC.	)	Signature

Print Name and Title

SIGNED for and on behalf of	)
DURAMED PHARMACEUTICALS, INC
Signature

Print Name and Title

[Signature Page to Pharmacovigilance Agreement]

SCHEDULE 1

Contact Information

EXHIBIT B

TRADEMARK LICENSE AGREEMENT

     This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into as of August 14, 2006, by and among Shire LLC, a Kentucky limited liability company (together with its Affiliates, “Shire”), and Duramed Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“Duramed”) (each a “Party” and collectively, the “Parties”).

RECITALS

     WHEREAS, Shire is in the business of formulating, manufacturing, marketing and distributing the pharmaceutical product known as Adderall IR™ and owns the pharmaceutical product known as Adderall IR™;

     WHEREAS, pursuant to that certain Product Acquisition and License Agreement, executed concurrently herewith (the “Product Acquisition Agreement”) Shire is selling to Duramed certain rights to the Adderall IR™ product and certain assets relating to the Adderall Business (as defined in the Product Acquisition Agreement);

     WHEREAS, pursuant to the terms and conditions of this Agreement, Shire desires to license to Duramed, and Duramed desires to acquire, a license to use certain trademark rights related to the Adderall Business; and

     WHEREAS, the execution of this Agreement is a condition of the Parties entering into the Product Acquisition Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and in the Product Acquisition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Product Acquisition Agreement. The following capitalized terms shall have the following meanings when used in this Agreement:

     1.2 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (c) such lesser percentage as may be the maximum percentage allowed

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to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction of the equity having the power to vote in the election of directors or to direct the management and policies of such Person.

     “Licensed Activities” shall mean the manufacture, advertising, marketing, promoting, selling and distributing of the Product.

     “Licensed Marks” shall mean the trademarks set forth on the attached Schedule A.

     “Losses” means any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

      “Product” shall mean the pharmaceutical product in all dosage forms identified in NDA # 11-522, as may be amended or supplemented from time-to-time in accordance with applicable law.

     “Promotional Materials” shall mean any materials used in connection with the Licensed Activities, including web sites, press releases, finished and unfinished commercials, and copies of related text and story boards, and other content, for all television, radio, online, print or other advertisements, and all packaging, labels, documentation and all other materials that either include any of the Licensed Marks or are used or distributed in connection with a Product.

      “Person” shall mean an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     “Term” shall have the meaning set forth in Article IV of this Agreement.

     “Territory” shall mean the United States, and its territories and possessions.

ARTICLE II
TERMS AND CONDITIONS

     2.1 Grant of License. Subject to the terms and conditions of this Agreement, Shire grants to Duramed an exclusive, fully-paid-up, royalty-free, license during the Term of this Agreement to use the Licensed Marks in connection with the Licensed Activities in the Territory. During the Term of this Agreement, Shire shall have no right to license any third party to use any Licensed Mark, or to use any Licensed Mark itself or through any of its Affiliates, in connection with an oral immediate release mixed amphetamine salt pharmaceutical product or other oral immediate release pharmaceutical product for treating Attention Deficit Hyperactivity Disorder.

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     2.2 Limitations on Use. All rights not expressly granted to Duramed under this Agreement are reserved to Shire. Without limiting the generality of the foregoing, Duramed shall not have the right to use any of the Licensed Marks: (i) other than in connection with the Licensed Activities, (ii) as a trade name, Duramed name, or fictitious business name, or (iii) other than in accordance with this Agreement. Duramed shall not use or authorize any other Person to use the Licensed Marks outside the Territory during or after the Term.

     2.3 Ownership. As between the Parties, Shire owns all right, title and interest in and to the Licensed Marks and the goodwill associated with the Licensed Marks, and any use of the Licensed Marks by Duramed and any associated goodwill shall inure to the benefit of Shire. Except as expressly set forth in this Agreement, Duramed shall have no right, title or interest in or to the Licensed Marks. Duramed shall not, during or after the Term, in any jurisdiction: (i) challenge Shire’s title or rights in and to the Licensed Marks, or the validity of the Licensed Marks or any applications and registrations thereof, or (ii) register, attempt to register or assist any Person other than Shire in registering, any of the Licensed Marks or any confusingly similar variations thereof. In no event shall Duramed use any of the Licensed Marks in a manner that may tarnish or disparage Shire or Shire’s rights in any of the Licensed Marks.

     2.4 Marking. All Promotional Materials shall clearly state that Shire owns the Licensed Marks. Duramed shall use the following form of such notice, in a clearly visible or audible (as appropriate) manner: “ADDERALL® is a registered trademark of Shire LLC, used under license.” Duramed shall have the right to use the Licensed Marks in combination with other marks, names or symbols of Duramed without Shire’s consent (so long as they do not include terms identical or confusingly similar to terms that Shire uses).

     2.5 Protection of the Licensed Marks. At Shire’s request and sole expense, Duramed shall cooperate fully and in good faith with Shire in securing, protecting, enforcing and defending Shire’s rights in the Licensed Marks. Without limiting the generality of the foregoing, Duramed shall execute any and all documents, and take any actions, as deemed necessary in the reasonable opinion of Shire, to confirm or otherwise establish or maintain the validity, or enforceability of, and Shire’s rights in and to, the Licensed Marks.

     2.6 Domain Name. Shire acknowledges that Duramed shall have the right to register and maintain a web site at www.adderallir.com. Upon termination of this Agreement, Duramed shall transfer to Shire any domain names that incorporate any of the Licensed Marks.

     2.7 Quality Control Standards. Duramed shall maintain the quality of the Product at the same or better level of quality as the therapeutic equivalent of the Product marketed by Barr Laboratories, Inc. under ANDA No. 40-422 as of the Effective Date and comply materially with all applicable laws and regulations governing the provision of the Product. Duramed shall not alter or modify the Licensed Marks in any way. As long as this Agreement is in effect, Duramed shall provide to Shire representative samples of the Product and Promotional Materials pursuant to Shire’s request; provided that such request shall not be made more than once every six (6) months.

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ARTICLE III
INFRINGEMENT

     3.1 If Shire or Duramed becomes aware of infringement of any Licensed Marks by a third party, such Party shall promptly notify the other Party in writing to that effect. If, prior to the expiration of ninety (90) days from said notice, Shire has not obtained a discontinuance of such infringement or brought suit in the Territory against the third party infringer and such infringement is relevant in a material respect to the Product, then Duramed shall have the right to bring suit against such infringer and join Shire as a party. The foregoing shall not preclude the Parties from jointly seeking such discontinuance or bringing suit and, in any event, each Party will cooperate with the other in any suit and will have the right to consult with the other and be represented by its own counsel at its own expense. Prior to disposition of any moneys recovered, the expenses of the Parties in bringing suit shall be reimbursed out of the moneys recovered, with the Party bringing the suit being reimbursed first, then the remainder, if any, of moneys recovered by either Party upon final judgment or settlement of any infringement suit shall be retained by the Party bringing the suit. No settlement by a Party bringing a suit shall diminish the rights or interests of the other Party without the other Party’s written consent.

ARTICLE IV
TERM AND TERMINATION

     4.1 Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of ten (10) years (the “Initial Term”). This Agreement shall automatically renew for successive additional ten (10) year terms (each a “Renewal Term”) unless earlier terminated in accordance with this Article IV (the Initial Term, together with any successive Renewal Terms, being the “Term”).

     4.2 Termination for Cause. Shire may terminate this Agreement at any time in the event Duramed materially breaches this Agreement and such material breach continues uncured for a period of 180 days after written notice thereof; provided, however, in the event Duramed has in good faith commenced cure within such 180 day period, but cannot practically complete such cure within such 180 day period, Duramed shall have an additional 180 day cure period. In the event a material breach of this Agreement is incapable of cure, without limiting any other rights of Shire, including the right to seek injunctive relief, Shire shall not have the right to terminate this Agreement if (i) Duramed is providing full cooperation to mitigate the breach, and (ii) the breach was not caused by the willful misconduct by Duramed.

     4.3 Non-Use. Shire may terminate this Agreement on written notice to Duramed if Duramed ceases using the Licensed Marks in connection with the Licensed Activities for a period of two (2) years or more.

     4.4 Upon Termination. Upon any termination of this Agreement by either Party for any reason: (i) all rights granted to Duramed shall immediately terminate, and (ii) Duramed shall immediately cease all use of the Licensed Marks.

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ARTICLE V
LIMITED WARRANTIES, DISCLAIMER AND LIMITATIONS

     5.1 Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

     (a) Due Authorization. Such Party is a corporation duly incorporated and in good standing (where such concept applies) as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

     (b) Due Execution. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     (c) No Conflict. Such Party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Party; (ii) conflict with or violate any law, rule, regulation or governmental order applicable to such Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any agreement to which it is a party.

     (d) Duly Licensed. Such Party is duly licensed, authorized or qualified to do business and is in good standing (where such concept applies) in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on such Party’s ability to fulfill its obligations hereunder.

     5.2 Shire Representations and Warranties. Shire hereby represents and warrants to Duramed that, as of the Effective Date:

     (a) There is no action or proceeding pending or, to Shire’s knowledge, threatened, with respect to any Licensed Marks. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Shire or its Affiliates with respect to any Licensed Marks.

     (b) To Shire’s knowledge, the use of the Licensed Marks does not infringe or misappropriate the intellectual property rights of any third party. Neither Shire nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use of the Licensed Marks infringes or misappropriates the intellectual property rights of any third party.

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     (c) Shire has the right to grant to Duramed the licenses set forth in this Agreement, free of any rights or claims of any third party and without payment by Shire of any royalties, license fees or other amounts to any Third Party.

     (d) All Licensed Marks are subsisting and, to Shire’s knowledge, valid and enforceable.

     (e) To Shire’s knowledge, there is no infringement by a third party of any Licensed Marks.

     5.3 DISCLAIMER. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE V, SHIRE DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE CONCERNING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

ARTICLE VI
INDEMNIFICATION

     6.1 Indemnification by Shire. Shire hereby agrees to hold Duramed, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (each a “Third Party Claim”) resulting directly from (a) any breach by Shire of any of its representations, warranties, covenants or obligations pursuant to this Agreement, and (b) any claim that the use of the Licensed Marks as permitted hereunder infringes the intellectual property rights of any third party.

     6.2 Indemnification by Duramed. Duramed hereby agrees to hold Shire, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Duramed of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) except for such matters as Shire is obligated to indemnify Duramed under 6.1, use of the Licensed Marks in connection with Licensed Activities, including claims based on product liability of the Product.

     6.3 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under 6.1 or 6.2 (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under 6.1 or 6.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to

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the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     6.4 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in under 6.1 and 6.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     6.5 Right to Participate in Defense. Without limiting 6.3, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with 6.3 (in which case the Indemnified Party shall control the defense).

     6.6 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and shall transfer to the Indemnified Party all amounts which said Indemnified Party shall be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with 6.3, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with 6.3 shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with 6.3.

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     6.7 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     6.8 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

ARTICLE VII
MISCELLANEOUS

     7.1 Entire Agreement; Amendment. This Agreement, together with the Product Acquisition Agreement, including the exhibits attached hereto and thereto (each of which is hereby and thereby incorporated herein and therein by reference), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, which shall continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, and that the execution of this Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     7.2 Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal

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delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Duramed:	Duramed Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 201-930-3330 Attention: President

with a copy to:	Barr Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 888-843-0563 Attention: General Counsel

For Shire:	Shire LLC 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087-5637 Fax: (484) 595-8163 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Fax: (609) 919-6701 Attention: Randall B. Sunberg

     7.3 Independent Contractors. In making and performing this Agreement, Shire and Duramed shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and Duramed and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     7.4 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     7.5 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York without giving effect to the choice of law provisions thereof.

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     7.6 Assignment. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party, or to any third party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement pertains. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or third party assignee under this Agreement, and the relevant Affiliate assignee, third party assignee or surviving entity shall assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this 7.6 shall be void ab initio and of no force or effect.

     7.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     7.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     7.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     7.10 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     7.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SHIRE PLC

By:

Name:
Title:

SHIRE LLC

By:

Name:
Title:

DURAMED PHARMACEUTICALS, INC.

By:

Name:
Title:

[Signature Page to Trademark License Agreement]

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SCHEDULE A

Licensed Marks

Mark	Owner	Country	Goods/Services	Serial No./ Filing Date	Reg. No./ Reg. Date
[*]	[*]	[*]	[*]	[*]	[*]

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EXHIBIT C

SUPPLY AGREEMENT

BETWEEN

SHIRE LLC

AND

DURAMED LABORATORIES, INC.

DATED AS OF

AUGUST 14, 2006

SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (this “Agreement”), dated as of August 14, 2006, by and among Shire LLC, a Kentucky limited liability company having a place of business at 725 Chesterbrook Boulevard, Wayne, Pennsylvania 19087 (“Shire”), and Duramed Pharmaceuticals, Inc., a Delaware corporation having a place of business at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677 (“Duramed”) (each a “Party” and collectively, the “Parties”).

RECITALS

     WHEREAS, the Parties have entered into that certain Product Acquisition and License Agreement (the “Product Acquisition Agreement”), dated as of the date hereof, pursuant to which Shire shall sell and license to Duramed assets and rights relating to the Products (as defined in the Product Acquisition Agreement) Shire (capitalized terms used herein but not defined herein shall have the meanings set forth in the Product Development Agreement);

     WHEREAS, the Product Acquisition Agreement contemplates the Parties entering into this Agreement to govern the supply of Products by Shire to Duramed; and

     WHEREAS, Shire desires to manufacture and/or supply the Products to Duramed upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     “Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is control led by, or is under common control with, such Party, but only for so long as such control continues. For purposes of this definition, “control” means the power to direct the management and affairs of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, provided that, the direct or indirect ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

     “API Cost” for a Product means the actual cost paid by Shire on a pass-through basis for the active pharmaceutical ingredient in such Product.

     “Changeover Plan” has the meaning set forth in Section 8.2.

      “Effective Date” shall mean the Closing Date, as such term is defined in the Product Acquisition Agreement.

     “Force Majeure Event” has the meaning set forth in Section 9.1.

      “Losses” means any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

     “Manufacturing” shall mean all activities related to the manufacturing of a Product or any component or ingredient thereof, including packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing.

     “Packaging Specifications” means the existing packaging and labeling specifications for Product, other than changes resulting from a new NDC Number and replacement of the Shire name with Duramed’s name, as amended or supplemented from time to time in accordance with Section 3.13.

     “Product Specifications” means the specifications for Product set forth in the Product NDA.

     “Purchase Order” has the meaning set forth in Section 3.2.

     “Rolling Forecast” has the meaning set forth in Section 3.1.

     “Product” has the meaning set forth in the Product Acquisition Agreement.

     “Supply Price” means (a) with respect to Products included in the Initial Order, [*]

     “Term” has the meaning set forth in Section 7.1.

     “Termination Assistance Services” has the meaning set forth in Section 8.1.

ARTICLE II
SUPPLY OF PRODUCTS

     Section 2.1. Purchase of Products. Pursuant to the terms and conditions of this Agreement, Duramed shall purchase from Shire, and Shire shall supply to Duramed Products.

     Section 2.2. Initial Forecast and Purchase Order. (a) Promptly following the date hereof, Duramed shall submit to Shire (i) an initial non-binding forecast (the “Initial Forecast”), which Initial Forecast shall be updated thereafter in accordance with Section 3.1; and (ii) Duramed’s initial Purchase Order (the “Initial Order”) for Products.

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     (b) Refund for Certain Product Included in the Initial Order. After the Effective Date, Duramed will use its commercially reasonable efforts to sell the Products included in the Initial Order on a first-in, first-out basis. In the event that any product included in the Initial Order cannot be sold by Duramed prior to the date on which such Product has reached twelve (12) months of remaining shelf life, Shire will reimburse Duramed for amounts paid by Duramed under Section 6.1 of this Agreement for such unsellable Products included in the Initial Order. For reference purposes, Schedule 3 sets forth the quantities of inventory of Products in finished goods form held by Shire as of the date hereof.

     (c) No later than the Closing Date, Shire shall sell and deliver to Duramed such quantities of Products reflected in such Initial Order, all in Shire labeled packaging, unless Duramed engages a Third-Party to repackage the Product with Duramed labeling at Duramed’s sole cost and expense. Other than the Initial Order, in no event shall Duramed submit a Purchase Order for Products less than three (3) months prior to the required delivery date for such order.

     Section 2.3. Assignment of Shire Supply Agreement. At Duramed’s request, commencing as of and after the date hereof, Shire shall use its commercially reasonable best efforts to provide reasonable cooperation to assist in the assignment of Shire’s existing third party supply agreement with respect to the Product to Duramed, including assisting Duramed in obtaining diligence information and other data in connection with such third party supply agreement. Duramed shall not be obligated to accept assignment of such third party supply contract other than at Duramed’s sole option and discretion.

     Section 2.4 CBE 30 Request. As promptly as practicable (but in no event more than three business days ) following the date hereof, Shire shall file a “CBE 30” request to designate Duramed (or such other party as Duramed may designate in its discretion) as an alternative packager/repackager for the Products using Duramed labels. Share shall provide reasonable assistance, at Duramed’s costs, to assist Duramed in obtaining a minimum of [*] of saleable finished goods inventory of the Products bearing Duramed labeling and artwork no later than two business days following Closing.

     Section 2.5 Purchase Prior to Closing. Prior to the Effective Date, Duramed (or its designee) shall have the option to purchase such amount of existing Shire inventory of the Products existing and in the possession of Shire for the purpose of repackaging such inventory into finished goods inventory bearing Duramed labeling and artwork. Any such purchase of inventory prior to the Effective Date shall correspondingly reduce the amount of inventory Duramed is obligated to purchase in the Initial Order pursuant to Section 2.3 hereof.

ARTICLE III
FORECASTS, ORDERS AND SHIPMENT

     Section 3.1. Forecasted Quantities. At the beginning of each calendar month following the Initial Forecast under Section 2.3 and each month thereafter, Duramed shall provide an updated rolling forecast of Duramed’s estimated requirements for quantities of such Product over the [*] period commencing after the date of such forecast, with expected order amounts, order dates and delivery dates (each such forecast a “Rolling Forecast”). Except as provided below, such Rolling Forecasts shall represent Duramed’s reasonable estimates for

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planning purposes only and shall not obligate Duramed to purchase any such quantities. Each Rolling Forecast shall be made by Duramed in good faith, taking into account reasonable projections of demand for Products including, without limitation, demand in line with prescription trends, and allowing for reasonable safety stock. Shire shall use commercially reasonable efforts to ensure sufficient manufacturing capacity to meet the Rolling Forecast. Duramed shall forecast in amounts comprising full batch quantities for each Product. The first three (3) months of any given Rolling Forecast for a Product delivered after the Effective Date shall be binding upon Duramed and Duramed shall be required to issue a Purchase Order for such amount of Product. No portion of any Rolling Forecast issued by Duramed prior to the Effective Date shall be binding upon Duramed.

     Section 3.2. Purchase Order Form. Duramed shall submit all orders for the purchase of Products using the form of purchase order attached hereto as Schedule 1 (each a “Purchase Order”). Each Purchase Order will be delivered to such location as Shire designates in writing to Duramed from time to time. After Shire receives a Purchase Order, Shire shall acknowledge receipt thereof in writing within five (5) business days, either (i) accepting the Purchase Order, or (ii) seeking clarification of the Purchase Order, if necessary. Shire shall have no obligation to accept any Purchase Order that does not include all information required on Schedule 1 or that is inconsistent with the terms and conditions of this Agreement. In the event that an order is rejected, Shire and Duramed will cooperate in good faith to resolve any supply issues raised by such order. The minimum size of any order placed by Duramed will be a full batch.

     Section 3.3. Delivery of Product. Upon acceptance of a Purchase Order, Shire shall deliver all Product by the delivery date covered by such Purchase Order in accordance with the terms of this Agreement and such Purchase Order, including the quantities accepted in each Purchase Order. At the time of delivery to Duramed, all Product manufactured hereunder shall meet the Product Specification applicable thereto in all material respects, and shall be finished, packaged, labeled and/or ready for commercial sale by Duramed as required in accordance with the Packaging Specifications.

     Section 3.4. Expedited Delivery. Upon the request of Duramed to supply the quantities of Product under a Purchase Order on an expedited basis, Shire shall notify Duramed of any expected increased costs that Shire anticipates it will incur. Subject to prior written approval by Duramed of these increased costs, Shire shall use reasonable efforts to supply the quantities of Product on an expedited basis. Shire shall not have any liability for any failure to meet any such requested expedited delivery schedule.

     Section 3.5. Excess Purchase Orders. Shire shall use commercially reasonable efforts to, but shall not be obligated to supply quantities of any Product in excess of 120% of the quantities set forth in the most recent forecast for such quarter. If Shire believes it will be unable to deliver any additional volume on the date specified by Shire in the applicable Purchase Order, Shire shall notify Duramed in writing as promptly as practicable, and shall provide a proposed alternative delivery schedule. Any agreement on the delivery schedule for such additional volume shall be documented in writing and shall become effective only upon mutual written agreement of both Parties to the terms and conditions thereof.

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     Section 3.6. Cancellation of Orders. Duramed may not cancel an order without payment to Shire in full for the order. Shire shall, in good faith, use commercially reasonable efforts to mitigate the costs of cancellation of any Purchase Order.

     Section 3.7. Conflict. The terms of this Agreement shall prevail over any conflicting, inconsistent or additional terms set forth in any Purchase Order.

     Section 3.8. Delivery and Risk of Loss. All Products shipped under this Agreement will be shipped Ex-Works (Incoterms 2000) Shire’s manufacturing facility to such location designated by Duramed in the applicable accepted Purchase Order. Duramed will pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Products. Risk of loss to Products shall pass to Duramed upon delivery to Duramed’s designated carrier. Title to all Products manufactured hereunder shall pass to Duramed on payment by Duramed for the applicable Product or pro-rata portion thereof.

     Section 3.9. Certificate of Analysis. A Certificate of Analysis (“COA”) will accompany each shipment of Products in the form attached hereto as Schedule 2.

     Section 3.10. Location of Manufacturing. All Products shall be manufactured in a facility that has been designated as an approved manufacturing facility by the applicable Regulatory Approval for such Product. Should Shire desire to change any of the manufacturing site for a Product, or any component thereof, to a site other than those designated in the applicable Regulatory Approval, Shire shall notify Duramed in writing and the Parties shall thereafter meet to discuss the potential consequences of such a change. Shire shall not change manufacturing sites for any Product, or any component thereof, except in accordance with the authorization of the applicable Governmental Authority, and the procedures and requirements set forth in this Agreement.

     Section 3.11. Shortage of Materials. In the event that the materials and/or resources required to manufacture and deliver Products to Duramed in accordance with this Agreement are, or are reasonably anticipated to become, in short supply such that Shire may be unable to provide Duramed with the quantities of Products set forth in a Purchase Order, Shire shall notify Duramed of such shortage as promptly as practicable. If Shire so notifies Duramed, Shire and Shire shall promptly meet to discuss how to address the potential shortage. In the event that Shire, at any time, has any information indicating that it may not be able to supply Duramed with all Products in accordance with a confirmed Purchase Order, Shire shall as soon as practicable provide Duramed a written notice to that effect. Any failure by Shire to meet its obligations under this Agreement as a result of a general shortage of raw materials shall not be considered a breach of this Agreement provided that Shire is meeting its obligations under Article IX. To the extent (other than as a result of a Force Majeure Event) that Shire fails to supply at least 80% of the quantities of Product in the aggregate ordered for a particular calendar quarter for two consecutive calendar quarters, Duramed may request and Shire shall, at its cost and expense, qualify a second source of supply. Such second source shall be qualified and ready to manufacture Product within 12 months following such Duramed request. If Shire fails to qualify and have ready such second source, then Duramed shall have the right to qualify and make ready such second source and Shire shall promptly reimburse Duramed for costs and

5

expenses incurred by it in so doing. Such second source shall be used by Shire to supply Product to Duramed under this Agreement at least to the extent required to maintain the second source as a qualified manufacturer of Product.

     Section 3.12. Product Specifications. Shire shall manufacture all Product so that, at the time of delivery to Duramed, the Product conforms, in all material respects, to the Product Specifications, cGMP and any reasonable requests communicated by Duramed to Shire in order for Duramed to comply with any legal or regulatory obligations applicable to Duramed. At the time of shipment of Products, the Products shall have a minimum remaining shelf life of not less than 18 months. On mutual agreement of the Parties, the Parties may modify the Product Specifications of the Product by amendment, unless such changes are required by any regulatory authority, in which case Duramed may unilaterally modify the Product Specifications of the Product. Upon modification of such Product Specifications, Shire shall use commercially reasonable efforts to alter its manufacturing processes to meet such Product Specifications and shall not be liable for any failure to meet its obligations hereunder while acting in good faith to meet the new Product Specifications.

     Section 3.13. Packaging Specifications. After the initial Purchase Order, Shire shall package all Products in accordance with the Packaging Specifications. Changes in the Packaging Specifications shall be subject to the mutual agreement of the Parties on a schedule to be agreed by the Parties, taking into account the time and cost required for Shire to implement any necessary manufacturing or packaging modifications. Duramed shall compensate Shire for the cost of any inventory of old packaging that cannot be used as a result of any modification by Duramed to the Packaging Specifications, and for any other costs incurred as a result of the implementation of the modifications to the Packaging Specifications requested by Duramed. Duramed will be responsible for ensuring the accuracy of all information contained on all labels for Products and for the compliance of all such labels with applicable Laws and Regulatory Approvals.

     Section 3.14. Facility Maintenance; Inspection; Reports. Shire shall, at all times, maintain and operate all facilities where Products are manufactured, packaged or tested, and implement required quality control procedures to perform its obligations under this Agreement. Not more than once every [*] (or more often in the case of a deficiency), Shire shall permit, or cause its contractors to permit, quality assurance representatives of Duramed or designated third parties and representatives of the applicable Government Authority to inspect such facilities upon reasonable advance notice, during normal business hours and on a confidential basis. Shire shall promptly provide, or cause its contractor to provide, Duramed with a copy of any notice from the applicable Government Authority received at the conclusion of an inspection relating to any Product.

     Section 3.15. Subcontracting. Shire shall have the right to subcontract manufacture and supply under this Agreement to any Affiliate of Shire or to a Third Party, provided that, (i) Shire shall procure that such Affiliates and Third Parties comply with the terms and conditions of this Agreement, (ii) Shire shall be liable for any non-performance or breach by such Affiliate or Third Party, and (iii) any subcontracting to a Third Party shall be subject to Duramed’s approval, which approval shall not be unreasonably withheld.

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     Section 3.16. Competing Products. Subject to the Product Development Agreement, each of the Parties recognizes and acknowledges that the other and/or its Affiliates have been, and will continue to be, actively involved in the field in which the Products may be sold. Each Party acknowledges that the other Party and/or its Affiliates currently, or may in the future, market, sell and distribute products that compete directly with any Product, and may continue to market, sell and distribute these and other competing products throughout the Term of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     Section 4.1. Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the date hereof, as follows:

     (a) Due Authorization. Such Party is a corporation duly incorporated and in good standing (where such concept applies) as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

     (b) Due Execution. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     (c) No Conflict. Such Party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Party; (ii) conflict with or violate any law, rule, regulation or governmental order applicable to such Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any agreement to which it is a party.

     (d) Duly Licensed. Such Party is duly licensed, authorized or qualified to do business and is in good standing (where such concept applies) in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on such Party’s ability to fulfill its obligations hereunder.

ARTICLE V
QUALITY ASSURANCE

     Section 5.1. Shire Compliance. Shire shall manufacture, fill, package, handle and warehouse the Products in conformity with all applicable laws, cGMP requirements and the Product Specifications. Duramed shall maintain all Regulatory Approvals and all permits and licenses issued by any Governmental Authority that are necessary to permit Shire to manufacture and supply the Products. Shire shall advise Duramed of any information of which it becomes

7

aware arising out of Shire’s activities hereunder that have adverse regulatory compliance and/or reporting consequences affecting the Products.

     Section 5.2. Inspections. Shire shall advise Duramed of any requests by any Governmental Authority for inspections of the premises used to manufacture Products. In the event the portion of Shire’s facilities at which Product are manufactured is inspected by any Governmental Authority, Shire shall use commercially reasonable efforts to ensure that Duramed shall have the right to be present during such inspection. To the extent relating directly to a Product, Shire shall notify Duramed of any alleged violations or deficiencies relating to a facility at which any Products are manufactured, packaged or stored, and, to the extent relating directly to a Product, shall disclose to Duramed all relevant portions of any notice of observations or potential violations as well as a copy of its response thereto.

     Section 5.3. Duramed Compliance. Duramed shall hold, store, handle, ship, deliver, distribute and/or sell the Products (i) in accordance with applicable cGMP requirements, laws and Regulatory Approvals; and (ii) in compliance with the Product Specifications. Duramed shall enter into all necessary compliance agreements as may be reasonably required or designated by Shire, including but not limited to the quality agreement attached hereto as Exhibit A (the “Quality Agreement”) and any other agreements to cover quality assurance and adverse incident reporting, including the safety agreement.

     Section 5.4. Quality Control. Upon delivery of Products to Duramed, Duramed shall be solely responsible for compliance with all Laws and Regulatory Approvals with respect to the Products.

     Section 5.5. Rejection of Delivered Products. Within [*] of receipt of any Product, Duramed shall inspect the Product and advise Shire of any defect whereby the Product does not conform to the Product Specifications. Any Product not refused within [*] shall be deemed accepted subject to Section 5.6 below; provided, however, that such acceptance or deemed acceptance shall not adversely affect any claim for indemnification provided in Article XI. If Duramed desires to refuse acceptance, Duramed shall, within such [*] period, inform Shire of its refusal to accept the defective Product and the reason(s) therefor. In the event that Duramed refuses acceptance, Shire, upon confirmation of the reasons for refusal of the Product, will replace the defective Product or refund the purchase price thereof, at Duramed’s option. If Shire and Duramed do not agree on the refusal or rejection of Product, then any Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory shall be final and binding upon the Parties. The cost of any such review by a laboratory shall be borne by Duramed if it is determined that the Product conforms to the Product Specifications, and by Shire if determined that it does not.

     Section 5.6. Latent Defects. Duramed shall have the right to refuse and reject any Collaboration Product within [*] from the date Duramed becomes aware of a defect in a Product delivered hereunder, in the case of defects that are not evident upon a reasonable initial inspection but which subsequently become evident.

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     Section 5.7. Non-Conforming Products. Notwithstanding any other provisions of this Agreement, Duramed shall return to Shire or its designee any Products that do not conform with the Product Specifications at the time of shipment to Duramed, or if Duramed and Shire mutually agree, to dispose of such Products as Shire may direct. Shire shall be responsible for the costs associated with the proper disposal of all such Products not in conformance with the Product Specifications at the time of shipment and shall promptly replace or credit, at the option of Shire, such non-conforming Products.

     Section 5.8. Cost of Recall. In the event that any Product is quarantined or recalled, or is subject to a stop-sale action, whether voluntary or by the action of any Governmental Authority, or as a result of the revocation or expiration of any Regulatory Approval, any expenses, including any out-of-pocket administrative costs and reasonable fees of any experts or attorneys that may be utilized by either Party, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by Duramed unless it is determined that the reason for the quarantine, recall or stop-sale action is the result of the breach by Shire of its obligations under this Agreement, and in such case such expenses shall be shared according to the relative responsibility of each Party. Such determination may be made by the Governmental Authority involved, or by mutual agreement of the Parties following examination and review of all records pertinent to the manufacture of the Product subject to such recall.

     Section 5.9 Regulatory Actions. If any regulatory authority in the Territory takes any action with respect to a Product that requires a response or action by Shire, Shire shall use commercially reasonable efforts, at the expense of Duramed, to carry out the response or action, at all times in consultation with Duramed, and promptly thereafter Shire shall meet with Duramed and agree a suitable plan of action in order to try and rectify and/or address any problem(s) identified by the Regulatory Authority within a reasonable period of time at the expense of Duramed. Notwithstanding the foregoing, if any of the above expenses result from Shire’s breach, negligence or willful misconduct hereunder, then any expenses incurred under this Section 5.9 shall be Shire’s responsibility.

ARTICLE VI
PRICE AND PAYMENTS

     Section 6.1. Supply Prices. The unit price payable by Duramed for each Product shall be [*].

     Section 6.2. Unit Price Negotiation. [*]

     Section 6.3. Records, Audit. Shire shall keep complete and accurate records, consistent with GAAP, of the Supply Price. Duramed shall have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Shire, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Shire as may be reasonably necessary to verify the accuracy of amounts paid by Duramed under this Agreement for any calendar year ending not more than three (3) years prior to the date of such request; provided, however, that, Duramed shall not have the right to conduct more than one such audit in any twelve (12) month period and that Duramed shall not be permitted to audit the same period of time more than once. The

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accounting firm shall disclose to Duramed only whether the various expenses subject to reimbursement under this Agreement are correct or incorrect and the specific details concerning any discrepancies. Duramed shall bear all costs of such audit, unless the audit reveals a discrepancy in Duramed’s favor of more than[*], in which case Shire shall bear the cost of the audit. If Shire disputes the findings pursuant to this Section 6.3, the Parties shall meet and discuss such dispute. If such dispute is not resolved within forty-five (45) days, then it shall be subject to the dispute resolution provisions contained herein.

     Section 6.4. Invoices. Shire may invoice for Product at any time following tender thereof to Duramed’s carrier. All invoices shall be sent to a single address specified in writing by Duramed. Payment for Product shall be due within forty-five (45) days after the date of the invoice by check or electronic funds transmission in United States dollars without any offset or deduction of any nature whatsoever. All electronic payments shall be made to such account as Shire shall have specified in writing to Duramed with written confirmation of payment sent by facsimile to such address as Shire shall have specified in writing to Duramed. If Duramed fails to pay any undisputed invoiced amount when due, a service charge will be imposed by Shire equal to [*].

     Section 6.5. Taxes. The Supply Price shall be exclusive of any applicable value added tax and any other taxes, duties and impositions that, if applicable, shall be paid by Duramed to Shire at the same time as the purchase price for such Product. Duramed shall bear the cost of any such taxes, duties or impositions of any kind, nature or description applicable to the sale and transportation of Product, and Duramed will forthwith pay to Shire all such amounts upon demand.

     Section 6.6. Separate Sale. Each shipment of Product shall constitute a separate sale, obligating Duramed to pay therefor, whether such shipment is in whole or only partial fulfillment of any Purchase Order.

     Section 6.7. Deductions. Duramed shall not to make any deductions of any kind from any payments due to Shire hereunder unless Duramed will have received prior written authorization from Shire authorizing such deduction.

     Section 6.8. Audit.

     (a) Audit. Duramed shall have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Shire, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Shire as may be reasonably necessary to verify the accuracy of amounts paid by Duramed under this Agreement for any calendar year ending not more than [*] prior to the date of such request; provided, however, that, Duramed shall not have the right to conduct more than one such audit in any [*] period and that Duramed shall not be permitted to audit the same period of time more than once. The accounting firm shall disclose to Duramed only whether the various expenses subject to reimbursement under this Agreement are correct or incorrect and the specific details concerning any discrepancies. Duramed shall bear all costs of such audit, unless the audit reveals a discrepancy in Duramed’s favor of more than [*], in which case Shire shall bear the

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cost of the audit. If Shire disputes the findings pursuant to this Section 6.8, the Parties shall meet and discuss such dispute.

     (b) Payment of Additional Amounts. If, based on the results of any audit, (a) additional payments are owed by Duramed to Shire under this Agreement, then Duramed shall make such additional payments, or (b) the payments previously made by Duramed to Shire under this Agreement are in excess of the amounts that were actually required to be made, then Shire shall return such excess payments, in each case within fifteen (15) Business Days after the accounting firm’s written report is delivered to the Parties.

ARTICLE VII
TERM AND TERMINATION

     Section 7.1. Term. Subject to the occurrence of the Closing, the term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Article VII (the “Term”). Duramed may terminate this Agreement as to the supply of particular Product at any time on six (6) months written notice to Shire. Subject to Article VIII, Shire may terminate this Agreement as to the supply of particular Product at any time on eighteen (18) months written notice to Duramed, provided that Shire may not terminate this Agreement under this sentence until ten (10) years following the Effective Date. Termination of this Agreement with respect to one or more Products shall not relieve the Parties of any obligations with respect to any other Products, and this Agreement shall remain in effect as to such other Products.

     Section 7.2. Termination Upon Assignment. Duramed shall also have the right to terminate this Agreement in the event that Shire’s existing Third Party supply agreement is assigned to Duramed, effective immediately upon the effectiveness of such assignment but subject to Section 7.4.

     Section 7.3 Termination for Cause. Either Party may terminate this Agreement as to the supply of a particular Product at any time in the event that the other Party materially breaches this Agreement and such material breach continues uncured for a period of ninety (90) days after written notice thereof; provided, however, in the event that the breaching Party has in good faith commenced cure within such ninety (90) day period, but cannot practically complete such cure within such ninety (90) day period, the breaching Party shall have an additional ninety (90) day cure period. In the event a material breach of this Agreement is incapable of cure or cannot be cured in the time periods set forth in the previous sentence acting using commercially reasonable efforts, without limiting any other rights of the non-breaching Party, including the right to seek injunctive relief, the non-breaching Party shall not have the right to terminate this Agreement if (i) the breaching Party is providing full cooperation to resolve and/or mitigate the breach, and (ii) the breach was not caused by willful misconduct by the breaching Party.

     Section 7.4. Survival. The provisions of Sections 5.8 and 7.4, and Articles VIII, X, XI and XII shall survive termination or expiration of this Agreement. Termination of this Agreement shall not affect the obligation of any Party to pay the other Party any amounts due hereunder accrued prior to the termination date hereof. Except in the event of termination by Shire under Section 7.3, upon termination of this Agreement Shire shall deliver to Duramed on

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an ex-works basis all manufactured and work-in progress quantities of Product in its possession that have been manufactured in respect of a specific Purchase Order(s) accepted by Shire hereunder subject to payment in advance therefor by Duramed. The right to terminate this Agreement shall not prejudice any other right or remedy in equity or at law of a Party in respect of any breaches of this Agreement.

ARTICLE VIII
TERMINATION ASSISTANCE SERVICES

     Section 8.1. Termination Assistance Services. If (i) Shire terminates this Agreement as to the supply of Product under Section 7.1 (and Duramed intends to continue marketing and selling the Product), or (ii) Duramed terminates this Agreement under Section 7.1 or 7.2 (and Duramed intends to continue marketing and selling the Product), Shire shall for a period of one (1) year thereafter, upon Duramed’s request, provide any cooperation reasonably requested by Duramed that may be required to facilitate the transfer of the manufacture of the applicable Product to Duramed or Duramed’s designee (“Termination Assistance Services”). Duramed shall reimburse Shire for the reasonable costs of Shire in providing Termination Assistance Services. The rights of Duramed under this Section 8.1 shall be without prejudice to the Parties’ rights to pursue legal remedies for breach of this Agreement, either for breaches prior to termination or during the period this Agreement is continued in force post termination.

     Section 8.2. Development of Changeover Plan. If and to the extent requested by Duramed, whether prior to, upon, or following termination of this Agreement by Duramed, Shire shall use commercially reasonable efforts to assist Duramed in developing a plan that shall specify the tasks to be performed by the Parties in connection with the Termination Assistance Services and the schedule for the performance of such tasks (a “Changeover Plan”). The Changeover Plan shall include descriptions of the services, fees, documentation and access requirements that will promote an orderly transition of the manufacture of Product to Duramed or its designee.

     Section 8.3. Know-How, Infrastructure, and Software. In connection with the Termination Assistance Services, Shire shall make available to Duramed or its designee, to the extent owned or controlled by and in the possession of Shire and reasonably required to manufacture the applicable Product, (i) copies of all applicable requirements, standards, policies, reports and report formats, user manuals, technical manuals, system architecture, processes, operating procedures and other documentation, (ii) copies of flow charts of the manufacturing procedures and work instructions related to manufacturing the relevant Product, (iii) a list of all material equipment, including the source of such equipment, utilized in the production of the applicable Product, (iv) copies of all current specifications, including packaging, for the relevant Product, (v) copies of all standard operating procedures for the manufacturing procedures to be made available to Duramed, (vi) all necessary environmental conditions necessary to manufacture the relevant Product and copies of any existing external environmental impact studies based on the materials or methods employed in the manufacturing method to be made available to Duramed, and (vii) such other documentation as the Parties may agree.

ARTICLE IX
FORCE MAJEURE

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     Section 9.1. Force Majeure. No Party shall be responsible for failure or delay in performance hereunder due to reasons beyond its reasonable control, including without limitation, by reason of fire, flood, riot, freight embargoes, acts of God or of the public enemy, war or civil disturbances, general shortage of raw materials, or any future laws, rules, regulations or acts of any government affecting a Party that would delay or prohibit performance hereunder (a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Party whose performance is so affected shall promptly give notice to the other Party of the occurrence or circumstance upon which it intends to rely to excuse its performance. During the duration of the Force Majeure Event, the Party so affected shall use its reasonable commercial efforts to avoid or remove such Force Majeure Event and shall take reasonable steps to resume its performance under this Agreement with the least possible delay. Any Force Majeure Event must be beyond the control and without the fault or negligence of the Party claiming excusable delay, provided that, breaches by any Party’s subcontractors shall not excuse any delay or failure by that Party.

ARTICLE X
CONFIDENTIALITY

     Section 10.1. Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

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     Section 10.2. Confidentiality Obligations. Each of Duramed and Shire shall keep confidential all Confidential Information of the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who are bound by confidentiality obligations consistent with those contained herein and who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party and its Affiliates or their directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall continue to be subject to the provisions of this Article X.

     Section 10.3. Permitted Disclosure and Use. Notwithstanding Section 10.2, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Regulatory Approval to the extent such disclosure is made to a Governmental Authority; (b) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (d) comply with applicable stock exchange regulations. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.3, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. In addition, notwithstanding Section 10.2, the Parties shall cooperate to prepare standardized public responses to anticipated inquiries from the public, press, stockholders, investors and/or analysts with respect to the activities hereunder. Despite the foregoing, each Party agrees that the other Party is free to disclose this Agreement in its entirety to the United States Federal Trade Commission and the United States Department of Justice, or to any court with jurisdiction over the litigations settled under the Settlement Agreement between Shire Laboratories Inc. and Barr Laboratories Inc. dated August 14, 2006.

     Section 10.4. Unauthorized Disclosure. The Receiving Party acknowledges and agrees that the Confidential Information of the Disclosing Party constitutes proprietary information and trade secrets valuable to the Disclosing Party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to the Disclosing Party.

     Section 10.5. Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure. The Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party may be entitled, without

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waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction in the event of such unauthorized disclosure.

     Section 10.6. Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Section 10.6.

ARTICLE XI
INDEMNIFICATION

     Section 11.1. Indemnification by Duramed. Duramed hereby agrees to hold Shire, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (each a “Third Party Claim”) resulting directly from (a) any breach by Duramed of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Duramed or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the Product, including the use, handling, storage, sale or other disposition of Product (including, without limitation, those Third Party Claims that involve product defect, product liability, death or bodily injury (or allegations thereof) to any individual or any property, or (d) infringement of intellectual property based on the Product Specification, Packaging Specifications, manufacture, use, sale, offer for sale, importation or other distribution of Product, except to the extent that such Losses in (a) through (d) result from the negligence or willful misconduct of Shire or it’s third party supplier of Product or breach of this Agreement by Shire.

     Section 11.2. Indemnification by Shire. Shire hereby agrees to hold Duramed, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Shire of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (b) the negligence or willful misconduct of Shire or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) claims that involve product defect, product liability, death or bodily injury (or allegations thereof) to any individual or any property to the extent that such claim results from Shire’s breach, negligence or willful misconduct hereunder, or the negligence or willful misconduct of Shire’s third party supplier of Products, except to the extent that such Losses in (a) through (c) result from the negligence or willful misconduct of Duramed, or the breach of this Agreement by Duramed.

     Section 11.3. Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity hereunder (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification hereunder, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each

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Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     Section 11.4. Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification hereunder by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     Section 11.5. Right to Participate in Defense. Without limiting Section 11.4, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4 (in which case the Indemnified Party shall control the defense).

     Section 11.6. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and shall transfer to the Indemnified Party all amounts which said Indemnified Party shall be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 11.4 shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the

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Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.4.

     Section 11.7. Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     Section 11.8. Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     Section 11.9. Insurance. At all times from the Closing Date until [*] following termination or expiration of this Agreement, each of Shire and Duramed will maintain product liability insurance (or self insurance), that is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size, but in no event less than [*] per occurrence and [*] in the aggregate limit of liability per year. Each of Shire and Duramed shall provide written proof of such insurance or self insurance to the other Party upon request.

     Section 11.10. Exclusion of Certain Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR ANY DIRECT OR INDIRECT LOSS OF PROFIT, LOST BUSINESS OPPORTUNITY, LOSS OF OR DISRUPTION TO PRODUCTION OR GOODWILL, EXCEPT TO THE EXTENT SUCH DAMAGES: (A) ARE INCLUDED IN A THIRD-PARTY CLAIM FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER; OR (B) ARE FOR BREACH OF CONFIDENTIALITY OBLIGATIONS.

ARTICLE XII
MISCELLANEOUS

     Section 12.1. Entire Agreement; Amendment. This Agreement, together with the Product Acquisition Agreement, including the exhibits attached hereto and thereto (each of which is hereby and thereby incorporated herein and therein by reference), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties,

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representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, which shall continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, and that the execution of this Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     Section 12.2. Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Duramed:	Duramed Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 201-930-3330 Attention: President

with a copy to:	Barr Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 888-843-0563 Attention: General Counsel

For Shire:	Shire LLC 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087-5637 Fax: (484) 595-8163 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Fax: (609) 919-6701 Attention: Randall B. Sunberg

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     Section 12.3. Independent Contractors. In making and performing this Agreement, Shire and Duramed shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and Duramed and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     Section 12.4. Maintenance of Records. Each Party shall keep and maintain all records required by Law with respect to the Products and shall make copies of such records available to the other Party upon reasonable request.

     Section 12.5. United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States.

     Section 12.6. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     Section 12.7. Assignment. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party, or to any Third Party (a) with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement pertains or (b) in part, in connection with the sale or transfer of such Party’s business relating to Commercialization of a Collaboration Product within a particular country. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 12.7 shall be void ab initio and of no force or effect. Notwithstanding anything to the contrary herein or in the Product Acquisition Agreement, in the event any assignment by Duramed hereunder gives rise to any obligation to withhold any amounts payable to Shire under this Agreement, Duramed shall pay Shire in full, without regard to any amounts so withheld, subject to Shire’s obligation to reimburse Duramed upon Shire’s recovery from the applicable taxing authority of any amounts so withheld. Notwithstanding the foregoing, Duramed shall be liable for, and indemnify Shire against, any non-U.S. taxes, any value-added or sales taxes, any duties or levies and assessments, howsoever designated or computed that are required to be paid or withheld by Duramed on such payments. Duramed shall so indemnify Shire within forty-five (45) days of Shire’s receipt of notification from Shire (in accordance with Section 12.2 hereof) that either (i) based upon current facts and circumstances, Shire does not have or will not have during the applicable tax year any or

19

sufficient foreign tax credits available to utilize to offset such tax liability; or (ii) Shire has applied for a refund from the taxing authority at issue (such notice to include a copy of such refund application). Notwithstanding anything in this Agreement to the contrary, in the event that withholding taxes are paid on behalf of Shire by Duramed, if Shire uses a foreign tax credit received as a result of the payment of withholding taxes by Duramed and thereby reduces the amount of U.S. income tax that Shire otherwise would have paid, or otherwise receives a refund, Shire shall refund to Duramed the amount of such reduction with respect to such foreign tax credit or such refund.

     Section 12.8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     Section 12.9. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     Section 12.10. Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good fait effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     Section 12.11. Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     Section 12.12. No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[signature page follows]

20

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SHIRE LLC

By:

Name:
Title:

DURAMED PHARMACEUTICALS, INC.

By:

Name:
Title:

SHIRE plc, a British public limited company having a principal place of business at Hampshire International Business Park, Chineham, Basingstoke, England RG24 8EP, hereby guarantees in the performance of Shire of all obligations of Shire under this Agreement, in accordance with the terms and conditions of this Agreement, including any applicable notice or cure periods.

SHIRE PLC

By:

Name:
Title:

[Signature Page to Adderall IR Supply Agreement]

1

EXHIBIT A

QUALITY AGREEMENT

2

SCHEDULE 1
FORM OF COA

3

SCHEDULE 3 – REFERENCE INVENTORY AMOUNTS OF FINISHED GOODS PRODUCT
HELD BY SHIRE AS OF THE DATE HEREOF

ADDERALL IR
DOSAGE	# OF BOTTLES OF 100 TABLETS
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

4

EXHIBIT D

GENERAL ASSIGNMENT AND BILL OF SALE

     THIS GENERAL ASSIGNMENT AND BILL OF SALE (this “General Assignment”), dated as of September 29, 2006, is made and entered into by and between Shire LLC, a Kentucky limited liability company (“Shire”), and Duramed Pharmaceuticals, Inc., a Delaware corporation (“Duramed”). All capitalized words and terms used in this General Assignment and not defined herein shall have the respective meanings ascribed to them in the Product Acquisition and License Agreement, dated as of August 14, 2006 (the “Agreement”).

     WHEREAS, Shire and Duramed have entered into the Agreement pursuant to which Shire, among other things, desires to sell, transfer, convey and license to Duramed Shire’s right, title and interest in and to certain rights to the Product and the Purchased Assets, and Duramed wishes to assume certain liabilities relating to the Product; and

     WHEREAS, in performance of their respective obligations under the Agreement, Shire and Duramed desire to execute and deliver this General Assignment.

     NOW, THEREFORE, for and in consideration of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Shire does hereby sell, assign, convey and transfer unto Duramed the Purchased Assets. Duramed and its successors and assigns are to have and to hold all of such Purchased Assets unto Duramed and its successors and assigns forever.

     2. This General Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, trustees, transferees and permitted assigns.

     3. Each of the parties agrees that it will, from time to time after the date hereof, without further consideration, execute, acknowledge and deliver all such further acts, assignments, transfers, conveyances, evidences of title, assumptions and assurances as may be required to carry out the intent of this General Assignment and to sell, assign, convey, transfer and deliver the Purchased Assets to Duramed.

     4. This General Assignment is made in accordance with, and is subject to, all of the terms and conditions set forth in the Agreement. Except as otherwise expressly set forth herein, the terms and conditions of the Agreement shall control the terms and conditions of this General Assignment.

     5. This General Assignment may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This General Assignment may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

     IN WITNESS WHEREOF, the parties hereto have executed this General Assignment and Assumption as of the date first above written.

SHIRE LLC

By:

Name:
Title:

DURAMED PHARMACEUTICALS, INC.

By:

Name:
Title:

EXHIBIT E

Form of FDA Letter

[DATE]

Thomas Laughren, MD
Director, Division of Psychiatry Products
Office of Drug Evaluation I
Centre for Drug Evaluation and Research
Document Control Room
Food and Drug Administration
5901-B Ammendale Road
Beltsville, MD  20705-1266

NDA 11-522
Adderall (mixed salts of a single-entity amphetamine product) Tablets

CHANGE IN OWNERSHIP OF AN APPLICATION

Reference is made to NDA 11-522 for Adderall Tablets; and to 21 CFR § 314.72 pertaining to a change in ownership of an application.
This is to notify the agency that Duramed Pharmaceuticals, Inc., (“Duramed”), a subsidiary of Barr Pharmaceuticals, Inc, is the regulatory agent for Duramed Pharmaceuticals, Inc.  In accordance with provisions of §314.72, we are submitting an application form signed by the new owner along with the following information:

  Duramed commits to the agreements, promises, and conditions made by Shire, the former owner of NDA 11-522, and contained in the application;

  The change in ownership is effective [DATE]; and

  Duramed has a complete copy of the approved application, including supplements and records that are to be kept under 21 CFR § 314.81

All future correspondence regarding NDA 11-522 should be directed to:

Joseph A. Carrado, M.Sc., R.Ph.
Vice President, Clinical Regulatory Affairs
Duramed Research, Inc.
One Belmont Avenue, 11th Floor
Bala Cynwyd, PA 19004
Phone (610) 747 2910
Fax: (610) 747 6607

Also, please find attached a copy of Shire’s Transfer of Ownership letter, dated [DATE], for the Division’s convenience.
If you have any questions or require any additional information, please contact the undersigned at (610) 747-2910.

Sincerely,

Joseph A. Carrado, M.S.c., R.Ph.
Vice President
Clinical Regulatory Affairs

EXHIBIT F

Form of Correspondence to Third Parties

SCHEDULE 1.18

Licensed Patents

[*]

SCHEDULE 1.31

Product Trademark

Mark	Owner	Country	Goods/Services	Serial No./ Filing Date	Reg. No./ Reg. Date
[*]	[*]	[*]	[*]	[*]	[*]

SCHEDULE 2.8

Allocation of Purchase Price

SCHEDULE 4.1

Shire Disclosure Schedule

SCHEDULE 4.1(h)
Litigation

1. Branson v. Shire Richwood Inc.

     Filed on October 3, 2002 in the Circuit Court, Boone County, Kentucky, plaintiff, claims that an alleged psychotic episode leading to the death of her child was caused by the her ingestion of Adderall. The Court filed the Judgment on April 17, 2006 and plaintiff failed to file a notice of appeal of the jury’s defense verdict by the deadline to appeal, May 17, 2006.

2. [*]

3. UZammit v. Shire US Inc.

     Pio Peter Zammit, the plaintiff, claims that his ingestion of 20mg of Adderall caused him to suffer a heart attack on April 24, 2002.  Plaintiff claims negligence and failure to warn strict products liability for failing to adequately warn of the risks of heart attack while taking Adderall.  Plaintiff is currently appealing the District Court’s dismissal of the case to the Sixth Circuit.  Shire has filed a motion to dismiss plaintiff’s appeal.

4. [*]